Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

ENZON PHARMACEUTICALS, INC.,

EPSC ACQUISITION CORP.,

and

VISKASE COMPANIES, INC.

Dated as of June 20, 2025

TABLE OF CONTENTS

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Exhibits

Exhibit A	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Enzon
Exhibit B	IEH Support Agreement
Exhibit C	Amended and Restated Certificate of Incorporation of the Surviving Company
Exhibit D	Post-Conversion Certificate of Formation and Limited Liability Company Agreement of the Surviving Company

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This AGREEMENT AND PLAN OF MERGER, dated as of June 20, 2025 (this “Agreement”), is by and between Enzon Pharmaceuticals, Inc., a Delaware corporation (“Enzon”), EPSC Acquisition Corp., a Delaware corporation (“Merger Sub”), and Viskase Companies, Inc., a Delaware corporation (“Viskase”).

W I T N E S S E T H:

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub be merged with and into Viskase (the “Merger”), with Viskase as the surviving entity in the Merger, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and promptly thereafter, Viskase shall convert into a limited liability company pursuant to Section 266 of the DGCL and Section 18-214 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”);

WHEREAS, the Board of Directors of Viskase has established a special committee thereof consisting only of independent and disinterested directors that the Board of Directors of Viskase determined to be disinterested directors within the meaning of the DGCL (the “Viskase Special Committee”) to, among other things, review, evaluate and negotiate, and/or to reject, this Agreement and the transactions contemplated hereby, and the material facts as to the interests of IEH (as defined herein), together with its affiliates, were disclosed or known to all of the members of the Viskase Special Committee;

WHEREAS, the Viskase Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of Viskase and Viskase’s stockholders, other than IEH and its Affiliates, and declared it advisable, that Viskase enter into this Agreement and consummate the transactions contemplated hereby and (ii) adopted resolutions recommending that the Board of Directors of Viskase (A) adopt resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (B) adopt resolutions recommending that the stockholders of Viskase entitled to vote adopt this Agreement (this clause (B), the “Viskase Special Committee Recommendation”) and (C) direct that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Viskase entitled to vote for adoption;

WHEREAS, the Board of Directors of Viskase, upon the unanimous recommendation of the Viskase Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of Viskase and Viskase’s stockholders, and declared it advisable, that Viskase enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions recommending that the stockholders of Viskase entitled to vote adopt this Agreement (this clause (iii), the “Viskase Recommendation”) and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Viskase entitled to vote for adoption;

WHEREAS, the Board of Directors of Enzon has established a special committee thereof consisting only of independent and disinterested directors that the Board of Directors of Enzon determined to be disinterested directors within the meaning of the DGCL (the “Enzon Special Committee”) to, among other things, analyze, evaluate and oversee a potential transaction with Viskase and any available alternatives thereto, and/or to reject a potential transaction with Viskase, and the material facts as to the interests of IEH (as defined herein), together with its Affiliates, were disclosed or known to all of the members of the Enzon Special Committee;

WHEREAS, the Enzon Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, and (ii) recommended that the Board of Directors of Enzon (A) determine that this Agreement and the transactions contemplated hereby, are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, (B) approve this Agreement and the transactions contemplated hereby, including the Proposed Enzon Action and (C) recommend that the stockholders of Enzon entitled to vote thereon (x) adopt this Agreement, and (y) approve an amendment to the Amended and Restated Certificate of Incorporation of Enzon in the form set forth as Exhibit A hereto to, among other things, effect a consolidation of the issued and outstanding shares of Enzon Common Stock, pursuant to which the shares of Enzon Common Stock would be combined and reclassified at a ratio of between 1 to 2 and 1 to 100 (the “Reverse Stock Split” or the “Proposed Enzon Action”) (this clause (ii)(C), the “Enzon Special Committee Recommendation”);

WHEREAS, the Board of Directors of Enzon, upon the unanimous recommendation of the Enzon Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Enzon and Enzon’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Proposed Enzon Action, (iii) approved the execution and delivery of this Agreement, the performance by Enzon of its covenants and other obligations contained herein and the transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) recommended that the stockholders of Enzon entitled to vote thereon adopt this Agreement and approve the Proposed Enzon Action (this clause (iv), the “Enzon Recommendation”), and (v) directed that the adoption of this Agreement and the Proposed Enzon Action be submitted to the stockholders of Enzon entitled to vote thereon for the approval thereof;

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and other obligations contained herein and the transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote of Enzon, in its capacity as Merger Sub’s sole stockholder, (v) resolved to recommend that Enzon, in its capacity as the sole stockholder of Merger Sub, vote in favor of the adoption of this Agreement (this clause (v), the “Merger Sub Recommendation”) and (vi) Enzon, as Merger Sub’s sole stockholder, has duly executed and delivered to Merger Sub a written consent, to be effective by its terms immediately following execution and delivery of this Agreement by all parties hereto, adopting this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, Icahn Enterprises Holdings L.P., a Delaware limited partnership (“IEH”), and certain Affiliates thereof, are entering into a support agreement in the form attached hereto as Exhibit B (the “IEH Support Agreement”) with Enzon and Viskase, pursuant to which IEH has agreed to, among other things, (i) deliver or cause the delivery of written consents with respect to all of the issued and outstanding shares of Enzon Common Stock held by IEH and its Affiliates approving the Proposed Enzon Action and (ii) effectuate the conversion of each issued and outstanding share of Enzon Series C Preferred Stock into shares of Enzon Common Stock immediately prior to the consummation of the Closing, in each case on the terms and conditions set forth in the IEH Support Agreement (the “IEH Share Exchange”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (i) the Merger and the conversion of Viskase into a limited liability company undertaken as part of this Agreement will, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder, (ii) Enzon and Viskase will each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (clauses (i)-(iii) collectively, the “Intended Tax Treatment”); and

WHEREAS, Viskase and Enzon desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
The Merger

Section 1.1            The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will merge with and into Viskase, the separate corporate existence of Merger Sub shall cease and Viskase shall continue as the surviving corporation (the “Surviving Company”) and a wholly owned subsidiary of Enzon. Promptly after the Merger, Enzon shall cause the conversion of the Surviving Company into a limited liability company under Section 266 of the DGCL and Section 18-214 of the Delaware LLC Act (the “Surviving Company Conversion”).

Section 1.2            Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions). The Closing shall take place virtually by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3            Effective Time. Subject to the conditions set forth in this Agreement, on the Closing Date, the parties will cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective either upon the filing of the Certificate of Merger with the Secretary of State or at such later effective time as may be agreed in writing by Enzon, Merger Sub and Viskase and stated in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

Section 1.4            Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, rights, privileges, powers and franchises of Viskase and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Viskase and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, and the separate legal existence of Merger Sub shall cease, all as provided under the DGCL.

Section 1.5            Constituent Documents. At the Effective Time, the certificate of incorporation of Viskase as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit C to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or as provided by applicable Law. The parties shall take all necessary action so that, at the Effective Time, the by-laws of Viskase as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided therein, by the certificate of incorporation of the Surviving Company or as provided by applicable Law. The parties hereto shall also take all actions necessary such that, in connection with and promptly following the Surviving Company Conversion, the certificate of formation and the limited liability company agreement of the Surviving Company shall be as set forth on Exhibit D.

Section 1.6            Directors and Officers.

(a)            Directors. The parties hereto shall take all actions necessary such that, as of the Effective Time, the Board of Directors of Enzon and the Surviving Company shall be comprised of (i) individuals designated by the Viskase Board of Directors prior to the Effective Time and (ii) Jordan Bleznick. Each such director shall hold office until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of Enzon or the Surviving Company, as applicable, and applicable Law.

(b)            Officers. The parties hereto shall take all actions necessary such that, as of the Effective Time, the officers of Viskase immediately prior to the Effective Time shall be the officers of Enzon and the Surviving Company, in each case, until his or her respective successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the governing documents of Enzon or the Surviving Company, as applicable, and applicable Law.

Section 1.7            Conversion of Viskase Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Enzon, Merger Sub, Viskase, or the holder of any securities of Enzon or Viskase:

(a)            Each share of Viskase Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Viskase Common Stock held by Viskase as treasury shares, or owned by Enzon, Merger Sub or a wholly owned Subsidiary of Viskase, Enzon or Merger Sub immediately prior to the Effective Time (the “Cancelled Shares”) and Dissenting Viskase Shares (as defined herein), shall automatically be converted into the right to receive a number of shares of Enzon Common Stock equal to the Exchange Ratio (such shares, the “Merger Consideration”).

(b)           All of the shares of Viskase Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each Certificate or Book-Entry Share previously representing any such shares of Viskase Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash to be paid in lieu of fractional shares of Enzon Common Stock in accordance with Section 2.5, without any interest thereon (which cash paid in lieu of fractional shares, shall, for the avoidance of doubt, not reduce the amount of cash on hand at Enzon for purposes of determining whether the Minimum Cash Condition has been satisfied and any shortfall thereof), and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.3, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Viskase Common Stock or Enzon Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Enzon and the holders of Viskase Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that (A) the Exchange Ratio takes into account the consummation of the IEH Share Exchange, the Series C Exchange Offer and the Reverse Stock Split, and no such adjustment to the Exchange Ratio shall occur as a result thereof and (B) nothing contained in this sentence shall be construed to permit Viskase or Enzon to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            All Cancelled Shares issued and/or outstanding immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

Section 1.8            Merger Sub Common Stock. At the Effective Time, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one share of common stock, par value $0.01 per share, of the Surviving Company.

Article II
Exchange of Certificates

Section 2.1            Exchange Fund. Immediately prior to or substantially concurrently with the Effective Time, Enzon shall deposit with a nationally recognized bank or trust company (the “Exchange Agent”) designated by Enzon, which bank or trust company shall be reasonably satisfactory to Viskase, uncertificated, book-entry shares representing the number of shares of Enzon Common Stock sufficient to deliver the aggregate Merger Consideration. Enzon agrees to and shall make available to the Exchange Agent, immediately prior to the Effective Time and from time to time thereafter as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3 and to make payments in lieu of any fraction of a share of Enzon Common Stock pursuant to Section 2.5; provided that any such cash made available to the Exchange Agent for such purposes shall be counted as cash of Enzon for purposes of determining whether the Minimum Cash Condition has been satisfied and any shortfall thereof. Any cash and uncertificated, book-entry shares of Enzon Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Notwithstanding the foregoing, Enzon shall not be required to make available to the Exchange Agent any Merger Consideration or cash in respect of dividends and other distributions pursuant to Section 2.3 or cash in lieu of any fraction of a share pursuant to Section 2.5 for any Dissenting Viskase Shares until such time as the holder thereof has failed to perfect or otherwise failed to comply with the provisions of Section 262 of the DGCL or shall have effectively withdrawn, waived or lost its or their rights to appraisal of such Dissenting Viskase Shares under Section 262 of the DGCL or a court of competent jurisdiction determined that such holder is not entitled to the relief provided by Section 262 of the DGCL. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

Section 2.2            Exchange Procedures. (a) As promptly as practicable after the Effective Time and in any event not later than five (5) Business Days thereafter, Enzon shall cause the Exchange Agent to send to each holder of record of shares of Viskase Common Stock whose shares of Viskase Common Stock were converted pursuant to Section 1.7 (i) a letter of transmittal (which shall specify that risk of loss and title to any shares evidenced by Certificates or any Book-Entry Shares shall pass, only upon (A) with respect to shares evidenced by Certificates, proper delivery of the Certificates (or affidavits of loss in lieu thereof in accordance with Section 2.8) and (B) with respect to Book-Entry Shares, upon proper delivery of any “agent’s message” regarding the book-entry transfer of such Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), as applicable, to the Exchange Agent and shall be in a form and have such other provisions as Enzon and Viskase may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares.

(b)           Upon surrender of a Certificate (or an affidavit of loss in lieu thereof in accordance with Section 2.8) or Book-Entry Shares to the Exchange Agent together with a Letter of Transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Exchange Agent, Enzon shall cause the Exchange Agent to, as promptly as practicable and in any event not later than five (5) Business Days thereafter, (i) credit to the surrendering holder of such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.8) or Book-Entry Shares in the stock ledger and other appropriate books and records of Enzon the number of shares of Enzon Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement, and (ii) pay and deliver by wire transfer or check the amount of any dividends or other distributions to which such holder of Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.8) or Book-Entry Shares become entitled in accordance with Section 2.3.

(c)            In the event of a transfer of ownership of Viskase Common Stock which is not registered in the transfer records of Viskase, Enzon may cause the Exchange Agent to credit any shares of Enzon Common Stock to be credited upon, and pay any cash to be paid upon, due surrender of a Certificate or Book-Entry Shares to such a transferee only if such Certificate or Book-Entry Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Exchange Agent that any applicable stock transfer or similar Taxes have been paid or are not applicable.

(d)            Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall at any time after the Effective Time represent, upon such surrender, the applicable Merger Consideration into which the shares represented by such Certificate or Book-Entry Share have been converted pursuant to this Agreement and the right to receive cash in lieu of fractional shares of Enzon Common Stock under Section 2.5 and any dividends or other distributions to which the holder of such Certificate or Book-Entry Share becomes entitled in accordance with Section 2.3.

Section 2.3            Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Enzon Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares until such holder shall surrender such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.8) or Book-Entry Shares in accordance with Section 2.2. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.8) or Book-Entry Shares, such holder thereof shall be paid (a) promptly after such surrender, any such dividends or distributions, without interest, with a record date after the Effective Time theretofore payable with respect to the Enzon Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement and (b) at the appropriate payment date, the amount of any dividends or distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to the Enzon Common Stock into which the shares represented by such Certificate or such Book-Entry Shares have been converted pursuant to this Agreement.

Section 2.4            No Further Ownership Rights. The shares of Enzon Common Stock issued and cash paid upon conversion of shares of Viskase Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 and Section 2.5) shall be deemed to have been delivered or paid in full satisfaction of all rights pertaining to the shares of Viskase Common Stock. From and after the Effective Time, (a) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of Viskase, other than the right to receive the applicable Merger Consideration, cash in lieu of fractional shares under Section 2.5 and any dividends or other distributions to which the holders of such Certificates or Book-Entry Shares become entitled in accordance with Section 2.3, in each case without interest, and (b) the stock transfer books of Viskase shall be closed with respect to all shares of Viskase Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Viskase of shares of Viskase Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Viskase Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, such Certificates, or Book-Entry Shares (as applicable) shall be cancelled, and their holders shall be credited shares of Enzon Common Stock as provided in this Article II.

Section 2.5            No Fractional Shares of Enzon Common Stock. No fractional shares of Enzon Common Stock shall be issued upon the conversion of shares of Viskase Common Stock pursuant to Section 1.7, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Enzon. Notwithstanding any other provision of this Agreement, each holder of Viskase Common Stock converted pursuant to Section 1.7 that would otherwise have been entitled to receive a fraction of a share of Enzon Common Stock (after taking into account all shares of Viskase Common Stock evidenced by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the volume weighted averages of the trading prices of Enzon Common Stock on the “OTCQX tier” of the OTC market of the OTC Markets Group, Inc. (“OTC”) (as reported by Bloomberg or, if not reported thereby, in another authoritative source mutually selected by Enzon and Viskase) on the five (5) consecutive Trading Days ending on (and including) the Trading Day that is two (2) Trading Days prior to the date of the Effective Time, rounded down to the nearest penny.

Section 2.6            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Viskase Common Stock for 180 days after the Effective Time shall be delivered to Enzon or otherwise on the instruction of Enzon, and any holders of Certificates or Book-Entry Shares that have not theretofore complied with this Article II shall thereafter look only to Enzon (subject to abandoned property, escheat or other similar Laws) as general creditors thereof for the applicable Merger Consideration with respect to the shares of Viskase Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7, any cash in lieu of fractional shares of Enzon Common Stock under Section 2.5 and any dividends or distributions with respect to shares of Enzon Common Stock to which such holders are entitled pursuant to Section 2.3.

Section 2.7            No Liability. None of Enzon, Viskase, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares as of the second (2nd) anniversary of the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity) shall, to the extent permissible by applicable Law, become the property of Enzon, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.8            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Enzon, the posting by such Person of a bond in such reasonable amount as Enzon may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Enzon, the Exchange Agent (or, after dissolution of the Exchange Fund, Enzon) will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Viskase Common Stock formerly represented by such Certificate, any cash payable in lieu of fractional shares of Enzon Common Stock to which the holder thereof is entitled pursuant to Section 2.5 and any unpaid dividends and distributions on shares of Enzon Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 2.9            Dissenting Shares.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, all shares of Viskase Common Stock that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of Viskase who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who shall have properly demanded appraisal of such shares of Viskase Common Stock in accordance with, and who have otherwise complied in all respects with, Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL (collectively, “Dissenting Viskase Shares”) shall not be converted into the right to receive the Merger Consideration. The holders of Dissenting Viskase Shares shall instead be entitled to receive payment of the appraised value of such Dissenting Viskase Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder of Dissenting Viskase Shares fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL, or has effectively withdrawn or waives or otherwise loses their rights to appraisal of such Dissenting Viskase Shares under such Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any holder of Dissenting Viskase Shares fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or waives or otherwise loses such right to appraisal of such Dissenting Viskase Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Viskase Shares shall be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Viskase Common Stock in the manner provided in this Article II, and shall not thereafter be deemed to be Dissenting Viskase Shares.

(b)            Viskase shall give Enzon prompt notice of any demands for appraisal received by Viskase, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Viskase in respect of Dissenting Viskase Shares. Viskase shall control all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Viskase Shares. Viskase shall not, except with the prior written consent of Enzon, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Viskase Shares.

Section 2.10          Withholding Rights. Each of Enzon, Viskase, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and, if required, paid over to the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.11          Further Assurances. If at any time before or after the Effective Time, Enzon, Viskase or the Surviving Company reasonably believes that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Enzon, Merger Sub, Viskase, the Surviving Company and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Article III
Representations and Warranties of Viskase

Except as expressly disclosed in the Viskase OTC Documents filed with or furnished by Viskase pursuant to the disclosure guidelines of OTC and publicly available after January 1, 2023, and prior to the date of this Agreement (other than any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Viskase OTC Documents), or in the Viskase Disclosure Letter, Viskase hereby represents and warrants to Enzon as follows:

Section 3.1            Organization; Standing. (a) Viskase is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to Viskase’s due incorporation and valid existence) as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect. Viskase is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have a Viskase Material Adverse Effect. True and complete copies of the Viskase Organizational Documents have been provided to Enzon prior to the execution of this Agreement.

(b)            Each of Viskase’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing has not had or would not reasonably be expected to have a Viskase Material Adverse Effect. True and complete copies of the articles of incorporation, bylaws, operating (or equivalent governing documents) of each Viskase Subsidiary that would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act have been provided to Enzon prior to execution of this Agreement.

Section 3.2            Capitalization. (a) The authorized capital stock of Viskase consists of 150,000,000 shares of Viskase Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Viskase Preferred Stock”). At the close of business on May 30, 2025 (the “Viskase Capitalization Date”), (i) 110,333,523 shares of Viskase Common Stock were issued and outstanding, (ii) 805,270 shares of Viskase Common Stock were issued and held in Viskase treasury, and (iii) no shares of Viskase Preferred Stock were issued or outstanding. All the outstanding shares of Viskase Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            As of the Viskase Capitalization Date, no shares of capital stock of Viskase are issued and outstanding and Viskase does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Viskase, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Viskase, or any stock or securities convertible into or exchangeable for any capital stock of Viskase; and Viskase is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Viskase. Viskase does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Viskase on any matter. As of the Viskase Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Viskase or any of its Subsidiaries), that are convertible into or exercisable for a share of Viskase Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Viskase Common Stock. There are no shareholder agreements, voting trusts, registration rights agreements, subscription agreements or other agreements, commitments or understandings to which Viskase, or any Viskase Subsidiary is a party with respect to the shares of capital stock or other equity interests of Viskase or any Viskase Subsidiary.

(c)            Section 3.2(c) of the Viskase Disclosure Letter sets forth, as of the date of this Agreement, any Person in which Viskase or any of its Subsidiaries holds capital stock or other equity interests. Except as set forth on Section 3.2(c) of the Viskase Disclosure Letter, Viskase holds one hundred percent (100%) of the capital stock and other equity interests of each such Person.

(d)            From the Viskase Capitalization Date to the date of this Agreement, Viskase has not issued any shares of capital stock of Viskase.

Section 3.3             Authority; Noncontravention; Voting Requirements. (a) Viskase has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Viskase Stockholder Approval, to consummate the Merger. The execution, delivery and performance by Viskase of this Agreement, and the consummation by it of the transactions contemplated hereby, including the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Viskase Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Viskase is necessary to authorize the execution, delivery and performance by Viskase of this Agreement and the consummation by it of the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by Viskase and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Viskase, enforceable against Viskase in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)            The Viskase Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of Viskase and Viskase’s stockholders, other than IEH and its Affiliates, and declared it advisable, that Viskase enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions making the Viskase Special Committee Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Enzon, and (iii) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Viskase entitled to vote for adoption.

(c)            The Board of Directors of Viskase, at a meeting duly called and held, upon the unanimous recommendation of the Viskase Special Committee, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of Viskase and Viskase’s stockholders, and declared it advisable, that Viskase enter into this Agreement and consummate the transactions contemplated hereby, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) adopted resolutions making the Viskase Recommendation, which resolutions have not been subsequently withdrawn or modified in a manner adverse to Enzon, and (iv) directed that this Agreement and the transactions contemplated hereby be submitted to the stockholders of Viskase entitled to vote for adoption.

(d)            The only approval of holders of any class or series of capital stock of Viskase necessary to adopt this Agreement and approve the Merger is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Viskase Common Stock (the “Viskase Stockholder Approval”).

(e)            Neither the execution and delivery of this Agreement by Viskase, nor the consummation by Viskase of the Merger, nor performance or compliance by Viskase with any of the terms or provisions hereof, will (i) subject to the receipt of the Viskase Stockholder Approval, conflict with or violate any provision (A) of the Viskase Organizational Documents or (B) of the similar organizational documents of any of Viskase’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 3.4 and the Viskase Stockholder Approval are obtained prior to the Effective Time and the filings referred to in Section 3.4 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Viskase or any of its Subsidiaries or (y) except as set forth in Section 3.3(e) of the Viskase Disclosure Letter, violate or constitute a breach of or default under, any of the terms or provisions of any material loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which Viskase or any of its Subsidiaries is a party, except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have a Viskase Material Adverse Effect.

Section 3.4            Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including filing with the SEC of the Registration Statement, (b) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Viskase or any of its Subsidiaries are qualified to do business, (c) compliance with any applicable state securities or blue sky laws, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, or (e) notice to OTC and to The Financial Industry Regulatory Authority, Inc. pursuant to Rule 10b-17 of the Exchange Act, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Viskase, the performance by Viskase of its obligations hereunder and the consummation by Viskase of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have or would not reasonably be expected to have a Viskase Material Adverse Effect.

Section 3.5            Viskase Documents; Undisclosed Liabilities. (a) Viskase has filed or furnished, as applicable, on a timely basis, all material reports, schedules, forms, statements and other documents required to be filed or furnished by Viskase pursuant to the “Pink Limited Information tier” disclosure guidelines of OTC since January 1, 2023 (collectively, the “Viskase OTC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, the Viskase OTC Documents complied in all material respects with the applicable requirements of the OTC disclosure guidelines for the Pink Limited Information tier. None of the Viskase OTC Documents contained at the time they were filed or furnished, or if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            Viskase is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Viskase Common Stock on the “Pink Limited Information tier” of the OTC Pink Market.

(c)            Each of the following have been provided to Enzon prior to execution of this Agreement: (A) the audited (i) consolidated statements of operations, (loss) income, stockholders’ equity and cash flows of Viskase and its Subsidiaries for each of the fiscal years ended December 31, 2024, 2023 and 2022, and (ii) consolidated balance sheets of Viskase and its Subsidiaries at December 31, 2024, 2023 and 2022, in each case together with the report and opinion of the auditor of Viskase (the financial statements described in this clause (A), the “Audited Financial Statements”), and (B) the unaudited (i) consolidated statements of operations, (loss) income, stockholders’ equity and cash flows of Viskase and its Subsidiaries for the three-month period ended March 31, 2025, and (ii) consolidated balance sheets of Viskase and its Subsidiaries at March 31, 2025 (such balance sheet, the “Most Recent Viskase Balance Sheet” and, together with the other financial statements described in clause (B), the “Unaudited Financial Statements”). The Audited Financial Statements and Unaudited Financial Statements are collectively referred to herein as the “Viskase Financial Statements”. The Viskase Financial Statements complied as to form in all material respects with the published “Pink Limited Information tier” disclosure guidelines of OTC with respect thereto, have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Viskase and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of the Unaudited Financial Statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d)            Neither Viskase nor any of its Subsidiaries has any liabilities of any nature required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of Viskase and its Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (i) as set forth in Section 3.5(d) of the Viskase Disclosure Letter, (ii) as and to the extent specifically disclosed, reflected or reserved against in Viskase’s consolidated balance sheet (or the notes thereto) as of March 31, 2025 or as otherwise included in the Viskase OTC Documents filed or furnished prior to the date hereof, (iii) for liabilities incurred, in each case, in the ordinary course of business consistent with past practice since March 31, 2025, (iv) arising pursuant to this Agreement or incurred in connection with the transactions contemplated hereby, including the Merger, and (v) for liabilities which have not had or would not reasonably be expected to have, individually or in the aggregate, a Viskase Material Adverse Effect.

Section 3.6             Absence of Certain Changes. (a) Since the Viskase Balance Sheet Date through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Viskase and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any action taken by Viskase or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Enzon’s consent, would constitute a breach of Section 5.1.

(b)            Since the Viskase Balance Sheet Date, there has not been any Viskase Material Adverse Effect.

Section 3.7             Legal Proceedings. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, there is no (a) pending or, to the Knowledge of Viskase, threatened legal or administrative proceeding, suit, claim, investigation, arbitration or action (a “Proceeding”) against Viskase or any of its Subsidiaries (other than any Viskase Transaction Litigation), or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Entity (an “Order”) imposed upon Viskase or any of its Subsidiaries, in each case, by or before any Governmental Entity.

Section 3.8            Compliance with Laws; Permits.

(a)            Viskase and each of its Subsidiaries are, and have been since January 1, 2023, in compliance with all Laws and Orders applicable to Viskase or any of its Subsidiaries, except as have not had or would not reasonably be expected to have a Viskase Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities held by Viskase or any of its Subsidiaries (each, a “Viskase Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Viskase and its Subsidiaries to lawfully conduct their respective businesses and all such Viskase Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect has not had or would not reasonably be expected to have a Viskase Material Adverse Effect. Except as would not reasonably be expected to have a Viskase Material Adverse Effect, none of Viskase or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Viskase Permit.

(b)            Except as would not reasonably be expected to be material to Viskase and any of its Subsidiaries, since January 1, 2023, neither Viskase nor any of its Subsidiaries, nor, to the Knowledge of Viskase, any Persons acting on behalf of Viskase or any of its Subsidiaries, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(c)            Except as has not had or would not be reasonably expected to have a Viskase Material Adverse Effect, neither Viskase, nor any of its Subsidiaries, nor to the Knowledge of Viskase, any of Viskase’s respective directors, officers or employees, or to the Knowledge of Viskase, any Persons acting on behalf of Viskase or any of its Subsidiaries, respectively, is a Person with whom dealings are prohibited under any Sanctions. Neither Viskase, its Subsidiaries, nor to the Knowledge of Viskase, any of its respective directors, officers or employees acting on behalf of the Viskase or any of its Subsidiaries, respectively, is engaged in dealings or transactions in or with any country or any Person that represents a material violation of applicable Sanctions or Export Control Laws.

Section 3.9            Tax Matters. (a) Except (x) as set forth in Section 3.9(a) of the Viskase Disclosure Letter or (y) as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect:

(i)             Viskase and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii)            Viskase and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii)           Viskase and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv)           there is no Proceeding or audit now pending or that has been proposed in writing with respect to Viskase or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v)            neither Viskase nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi)           neither Viskase nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011--4(b)(2);

(vii)          there are no Liens for Taxes on any of the assets of Viskase or any of its Subsidiaries, other than Permitted Liens;

(viii)         neither Viskase nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is (i) Viskase or any of its Subsidiaries or (ii) American Entertainment Properties Corp.) or (B) is liable for the Taxes of any Person (other than any of (i) Viskase and its Subsidiaries or (ii) American Entertainment Properties Corp.) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix)            within the last two years, neither Viskase nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x)             no Governmental Entity has notified Viskase or any of its Subsidiaries in writing in the last five (5) years that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b)            Neither Viskase nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that would or could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

Section 3.10          Employee Plans. (a) Section 3.10(a) of the Viskase Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each material Viskase Benefit Plan. A “Viskase Benefit Plan” is a Benefit Plan that is sponsored, maintained, or contributed to by Viskase or any of its Subsidiaries, or to which any of the foregoing have any obligation to contribute or any liability (whether contingent or otherwise).

(b)            Viskase has made available to Enzon with respect to each material Viskase Benefit Plan a true and complete copy (to the extent applicable) of (i) all plan documents, if any, including related trust agreements, funding arrangements and insurance contracts, and all amendments thereto, or written summaries of the material terms thereof, (ii) the most recent summary plan description for each material Viskase Benefit Plan for which such summary plan description is required by applicable Law and (iii) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, audited financial statements and actuarial valuation reports, if any.

(c)            None of Viskase or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. With respect to any Multiemployer Plan, (A) neither Viskase nor any of its ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied or (B) to the Knowledge of Viskase, as of the date hereof, no fact exists that would reasonably be expected to give rise to a partial withdrawal by Viskase or any of its Subsidiaries from any Multiemployer Plan, in each case, except as would not reasonably be expected to have a Viskase Material Adverse Effect.

(d)            With respect to each Viskase Benefit Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter as to its qualification and that its related trust is exempt from Tax under Section 501(a) of the Code, and, to the Knowledge of Viskase, nothing has occurred with respect to the operation of any such plan which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.

(e)            Each Viskase Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, all contributions required to have been made under any Viskase Benefit Plan to any funds or trusts established thereunder or in connection therewith have been made or have been accrued and reported on the Viskase Financial Statements and there are no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) pending or, to the Knowledge of Viskase, threatened against any Viskase Benefit Plan, in each case, except as would not reasonably be expected to have a Viskase Material Adverse Effect.

(f)             None of the Viskase Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(g)            Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Viskase or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Viskase Benefit Plans or (iii) limit or restrict the right of Viskase or, after the consummation of the transactions contemplated hereby, the Surviving Company to merge, amend or terminate any Viskase Benefit Plan.

(h)            No Viskase Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

(i)             Except (a) as set forth in Section 3.10(i) of the Viskase Disclosure Letter, or (b) as would not reasonably be expected to have a Viskase Material Adverse Effect, all Viskase Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) that are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (iii) that are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11          Labor Matters. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, (a) neither Viskase nor any of its Subsidiaries is the subject of any Proceeding asserting that Viskase or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Viskase to bargain with any labor union or labor organization, (b) there is no pending or, to the Knowledge of Viskase, threatened, nor has there been since January 1, 2023 any, labor strike, walkout, work stoppage, slow-down or lockout affecting any employees of Viskase or any of its Subsidiaries and (c) each of Viskase and its Subsidiaries is, and has been since January 1, 2023, in compliance in all respects with all applicable Collective Bargaining Agreements and all federal, state, local and foreign Laws regarding labor, employment and employment practices. Section 3.11 of the Viskase Disclosure Letter contains a correct and complete list, as of the date of this Agreement, of each Collective Bargaining Agreement to which Viskase or any of its Subsidiaries is a party, and no such Collective Bargaining Agreement contains any notice, consultation, or consent requirement with respect to the entry into this Agreement or the consummation of the transactions contemplated hereby.

Section 3.12          Environmental Matters. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, (a) Viskase and each of its Subsidiaries is, and has been since January 1, 2023, in compliance with all applicable Environmental Laws, and Viskase has not received any written (or to the Knowledge of Viskase, oral) notice, demand, claim or request for information since January 1, 2023 or that otherwise remains unresolved alleging that Viskase or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, and (b) Viskase and its Subsidiaries possess and are in compliance with all Viskase Permits required under Environmental Laws for the operation of their respective businesses (“Viskase Environmental Permits”) ”), and (c) there is no Proceeding pending, or to the Knowledge of Viskase threatened, to revoke, suspend, or adversely modify any such Viskase Environmental Permit.

Section 3.13          Intellectual Property; Information Technology; Data Privacy. (a) All material Intellectual Property of Viskase and its Subsidiaries is subsisting in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Viskase, valid and enforceable.

(b)            Except as would not reasonably be expected to have a Viskase Material Adverse Effect, Viskase and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Viskase’s business, free and clear of all Liens, other than Permitted Liens. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, (i) there are no pending, and since January 1, 2023, to the Knowledge of Viskase, threatened in writing, Proceedings against Viskase or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Viskase or any of its Subsidiaries and (ii) since January 1, 2023, no Intellectual Property owned or purported to be owned by Viskase or any of its Subsidiaries has expired except in the ordinary course.

(c)            To the Knowledge of Viskase, except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, Viskase and its Subsidiaries have not, and none of the current activities, products or services of Viskase or any of its Subsidiaries has, since January 1, 2023, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, there are no pending or, since January 1, 2023, threatened in writing (or, to the Knowledge of Viskase, orally), Proceedings by Viskase or its Subsidiaries against any third party nor has Viskase or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Viskase or any of its Subsidiaries.

(d)            Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Viskase, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Viskase or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Viskase, threatened in writing (or, to the Knowledge of Viskase, orally), Proceedings against Viskase or any of its Subsidiaries alleging that the operation of the business of Viskase or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Viskase or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Viskase or any of its Subsidiaries.

(e)            Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, each employee and consultant of Viskase or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Viskase or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Viskase or any of its Subsidiaries by operation of law in the last three (3) years.

(f)             Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect: (i) the Information Technology used by Viskase and its Subsidiaries, whether owned or controlled by Viskase and its Subsidiaries, operates and performs in all respects as required to permit Viskase and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Viskase, since January 1, 2023, no Person has gained unauthorized access to the Information Technology of Viskase or any of its Subsidiaries and (iii) to the Knowledge of Viskase, since January 1, 2023, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Viskase or its Subsidiaries’ business.

(g)            Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, (i) Viskase and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, and (ii) to the Knowledge of Viskase, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in Viskase’s or any of its Subsidiaries’ possession.

Section 3.14          No Rights Agreement; Anti-Takeover Provisions. (a) Neither Viskase nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            No restrictions on a “business combination” and no “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to Viskase, this Agreement, the Merger, the IEH Support Agreement or the transactions contemplated hereby or thereby.

Section 3.15          Property. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, (a) Viskase or one of its Subsidiaries has good and marketable title to the real property owned by Viskase or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens), (b) each lease, sublease, sub-sublease, license and other agreement under which Viskase or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy any real property is a valid and legally binding obligation of Viskase or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Viskase, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (c) neither Viskase nor any of its Subsidiaries has received a written notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity. Viskase, or at least one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible personal property, free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Viskase Material Adverse Effect, the tangible personal property currently used in the operation of the business of Viskase and its Subsidiaries is in good working order (reasonable wear and tear excepted).

Section 3.16          Contracts. (a) Section 3.16(a) of the Viskase Disclosure Letter sets forth a list as of the date of this Agreement of each Viskase Material Contract. For purposes of this Agreement, “Viskase Material Contract” means any Contract to which either Viskase or any of its Subsidiaries is a party or is otherwise bound, other than any Viskase Benefit Plan, which:

(i)             provides that any of them will not compete with any other Person in a manner that is material to Viskase and its Subsidiaries, taken as a whole;

(ii)           purports to limit in any respect that is material to Viskase and its Subsidiaries, taken as a whole, either the type of business in which Viskase or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii)          requires Viskase or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, includes any “most favored nation” provision, minimum use or minimum supply agreements, which Contract is material to Viskase and its Subsidiaries, taken as a whole;

(iv)          is a Contract for the lease of real property providing for annual payments of $3,500,000 or more;

(v)           contains a put, call or similar right pursuant to which Viskase or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property);

(vi)          is a Contract pursuant to which Viskase or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2023;

(vii)         relates to indebtedness for borrowed money owed to a Person other than Viskase or any of its Subsidiaries in excess of $3,500,000, excluding, for the avoidance of doubt, ordinary course trade payables and expenses incurred in connection with the transactions contemplated by this Agreement;

(viii)        is a Contract with any Affiliate of Viskase (other than a wholly owned Subsidiary thereof);

(ix)           is a material partnership, joint venture, strategic alliance or similar Contract (other than with a wholly owned Subsidiary of Viskase);

(x)            is a settlement agreement or settlement-related Contract that imposes material financial obligations on Viskase or a Subsidiary after the date hereof; or

(xi)            is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (x) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve gross payments or receipts in excess of $3,500,000 in any year.

(b)            A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Viskase Material Contract, as amended as of the date of this Agreement, has been made available to Enzon prior to the date of this Agreement (other than omissions of immaterial information). Each of the Viskase Material Contracts, and each Contract entered into after the date hereof that would have been a Viskase Material Contract if entered into prior to the date hereof (each a “Viskase Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Viskase or its Subsidiaries, as the case may be and, to the Knowledge of Viskase, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have a Viskase Material Adverse Effect. Neither Viskase nor any of its Subsidiaries nor, to the Knowledge of Viskase, any other party is in breach of or in default under any Viskase Material Contract or Viskase Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Viskase or any of its Subsidiaries, in each case, except for such breaches and defaults as would not reasonably be expected to have a Viskase Material Adverse Effect. As of the date of this Agreement, neither Viskase nor any of its Subsidiaries has received written notice (or, to the Knowledge of Viskase, oral notice) alleging a breach of or default under any Viskase Material Contract.

Section 3.17          Insurance. Except as would not reasonably be expected to have a Viskase Material Adverse Effect, (i) Viskase and its Subsidiaries are covered by valid and currently effective insurance policies with reputable insurers and all premiums payable under such policies have been duly paid to date, and (ii) as of the date of this Agreement, none of Viskase or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material all-risk property and casualty, general liability, business interruption and product liability insurance policies (“Insurance Policies”) maintained by or on behalf of Viskase or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Viskase and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect. Except as has not had or would not reasonably be expected to have a Viskase Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Viskase or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Viskase or any of its Subsidiaries, or, to the Knowledge of Viskase, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Viskase or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business). Except as has not had or would not be reasonably be expected to have a Viskase Material Adverse Effect, Viskase and its Subsidiaries are, and since January 1, 2023, have been, in compliance with their respective Insurance Policies and are not in default under any of the terms thereunder.

Section 3.18          Information Supplied. The information relating to Viskase and its Subsidiaries provided by Viskase to Enzon to be contained in, or incorporated by reference in, the Registration Statement/Consent Solicitation Statement to be filed with the SEC by Enzon (as amended or supplemented from time to time) will not, at the time such Registration Statement/Consent Solicitation Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing provisions of this Section 3.18, no representation or warranty is made by Viskase with respect to information or statements made or incorporated by reference in the Registration Statement/Consent Solicitation Statement based upon information supplied by or on behalf of Enzon or Merger Sub.

Section 3.19          Opinion of Financial Advisors. The Viskase Special Committee has received the opinion of Alvarez & Marsal Valuation Services, LLC, to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Viskase Common Stock (other than holders of the Cancelled Shares, Dissenting Viskase Shares and the Icahn Related Parties). As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.20          Brokers and Other Advisors. Except for Alvarez & Marsal Valuation Services, LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Viskase or any of its Subsidiaries.

Section 3.21          No Other Representations or Warranties. Viskase acknowledges and agrees that, except for the representations and warranties made by Enzon in Article IV or in any certificates delivered by Enzon in connection with the transactions contemplated by this Agreement, neither Enzon, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Enzon or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Enzon and its Subsidiaries, notwithstanding the delivery or disclosure to Viskase or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Viskase acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, Viskase acknowledges and agrees that neither Enzon, Merger Sub nor any other Person makes or has made any express or implied representation or warranty to Viskase or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Enzon, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Enzon in Article IV or in any certificates delivered by Enzon or Merger Sub in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Viskase or any of its Representatives in the course of their due diligence investigation of Enzon, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement. Viskase acknowledges and agrees that, except for the representations and warranties contained in Article IV, it is not acting in reliance on any representation or warranty, express or implied, that may have been made by any Person.

Article IV
Representations and Warranties of Enzon and merger sub

Except as expressly disclosed in the Enzon SEC Documents filed with or furnished to the SEC and publicly available after January 1, 2023 and prior to the date of this Agreement (other than (a) any information that is contained solely in the “Risk Factors” section of such Enzon SEC Documents that are not statements of historical fact and (b) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such Enzon SEC Documents), or in the Enzon Disclosure Letter, Enzon hereby represents and warrants to Viskase as follows:

Section 4.1             Organization; Standing. (a) Each of Enzon and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware, is in good standing with the Secretary of State and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted, except (other than with respect to each of Enzon’s and Merger Sub’s due incorporation and valid existence) as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect. Each of Enzon and Merger Sub is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had or would not reasonably be expected to have an Enzon Material Adverse Effect. True and complete copies of the Enzon Organizational Documents are included in the Enzon SEC Documents. True and complete copies of the organizational documents of Merger Sub have been provided to Viskase.

(b)            Each of Enzon’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, has all requisite power and authority necessary to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so organized, existing, qualified, licensed and in good standing has not had or would not reasonably be expected to have an Enzon Material Adverse Effect. True and complete copies of the articles of incorporation, bylaws, operating (or equivalent governing documents) of each Subsidiary of Enzon that would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act have been provided to Viskase prior to execution of this Agreement

Section 4.2             Capitalization. (a) Prior to the Proposed Enzon Action, the authorized capital stock of Enzon consists of 170,000,000 shares of Enzon Common Stock and 3,000,000 shares of preferred stock, par value $0.01 per share (the “Enzon Preferred Stock”). At the close of business on June 11, 2025 (the “Enzon Capitalization Date”), (i) 74,214,603 shares of Enzon Common Stock were issued and outstanding, (ii) 7 shares of Enzon Common Stock were issued and held in Enzon treasury, and (iii) 40,000 shares of Enzon Series C Non-Convertible Redeemable Preferred Stock, par value $0.01 per share (the “Enzon Series C Preferred Stock”) were issued and outstanding. All the outstanding shares of Enzon Common Stock and Enzon Preferred Stock are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)            Except as set forth in this Section 4.2, as of the Enzon Capitalization Date, no shares of capital stock of Enzon are issued and outstanding and Enzon does not have outstanding, and there are not, any securities convertible into or exchangeable for any shares of capital stock of Enzon, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any warrants, calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Enzon, or any stock or securities convertible into or exchangeable for any capital stock of Enzon; and Enzon is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Enzon. Except for the Enzon Series C Preferred Stock, Enzon does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Enzon on any matter. Except as set forth in this Section 4.2, as of the Enzon Capitalization Date, there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units or other compensatory rights or awards (in each case, issued by Enzon or any of its Subsidiaries), that are convertible into or exercisable for a share of Enzon Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Enzon Common Stock (in each case other than the Enzon Series C Preferred Stock).

(c)            Section 4.2(c) of the Enzon Disclosure Letter sets forth, as of the date of this Agreement, any Person in which Enzon or any of its Subsidiaries holds capital stock or other equity interests. Except as set forth on Section 4.2(c) of the Enzon Disclosure Letter, Enzon holds one hundred percent (100%) of the capital stock and other equity interests of each such Person.

(d)            All of the issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by Enzon. Merger Sub does not have any outstanding options, warrants, rights or any other agreements pursuant to which any Person other than Enzon may acquire any equity security of Merger Sub.

(e)            From the Enzon Capitalization Date to the date of this Agreement, neither Enzon nor Merger Sub has issued any shares of capital stock of Enzon or Merger Sub.

Section 4.3            Authority; Noncontravention; Voting Requirements. (a) Each of Enzon and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to the receipt of the Enzon Stockholder Approval, the Series C Preferred Approval and Merger Sub Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance by Enzon and Merger Sub of this Agreement, and the consummation by it of the transactions contemplated hereby, including the Merger, have been duly authorized by its Board of Directors and, except for obtaining the Enzon Stockholder Approval, Merger Sub Stockholder Approval and filing the Certificate of Merger with the Secretary of State pursuant to the DGCL, no other corporate action on the part of Enzon or Merger Sub is necessary to authorize the execution, delivery and performance by Enzon or Merger Sub of this Agreement and the consummation of the Merger. This Agreement has been duly executed and delivered by Enzon and Merger Sub and, assuming due authorization, execution and delivery hereof by Viskase, constitutes a legal, valid and binding obligation of Enzon, enforceable against Enzon and Merger Sub in accordance with its terms, except for the Bankruptcy and Equity Exception.

(b)            The Enzon Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, and (ii) recommended that the Board of Directors of Enzon (A) determine that this Agreement and the transactions contemplated hereby, are fair to, and in the best interests of, Enzon and Enzon’s stockholders, other than IEH and its Affiliates, (B) approve this Agreement and the transactions contemplated hereby, including the Proposed Enzon Action and (C) recommend that the stockholders of Enzon entitled to vote thereon adopt this Agreement and approve the Proposed Enzon Action, which recommendation in clause (C) has not, except after the date hereof as permitted by Section 7.5, been subsequently withdrawn or modified in a manner adverse to Viskase.

(c)            The Board of Directors of Enzon, at a meeting duly called and held, upon the unanimous recommendation of the Enzon Special Committee, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Enzon and Enzon’s stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Proposed Enzon Action, (iii) approved the execution and delivery of this Agreement, the performance by Enzon of its covenants and other obligations contained herein and the transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) recommended that the stockholders of Enzon entitled to vote thereon adopt this Agreement and approve the Proposed Enzon Action, which recommendation in clause (iv) has not, except after the date hereof as permitted by Section 7.5, been subsequently withdrawn or modified in a manner adverse to Viskase, and (v) directed that the adoption of this Agreement and the Proposed Enzon Action be submitted to the stockholders of Enzon entitled to vote thereon for the approval thereof.

(d)            The Board of Directors of Merger Sub, acting by written consent, unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and Merger Sub’s sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery of this Agreement, the performance by Merger Sub of its covenants and other obligations contained herein and the transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote of Enzon, in its capacity as Merger Sub’s sole stockholder, and (v) resolved to recommend that Enzon, in its capacity as the sole stockholder of Merger Sub, vote in favor of the adoption of this Agreement, which recommendation in clause (v) has not been subsequently withdrawn or modified in a manner adverse to Viskase.

(e)            (i) The only approval of holders of any class or series of capital stock of Enzon necessary to adopt this Agreement and approve the Proposed Enzon Action is the affirmative vote (in person, by proxy or by written consent) of the holders of a majority of the outstanding shares of Enzon Common Stock entitled to vote on thereon (the “Enzon Stockholder Approval”), and (ii) the only approval of holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement and approve the Merger is the affirmative vote (in person, by proxy or by written consent) of Enzon, in its capacity as the sole shareholder of Merger Sub (the “Merger Sub Stockholder Approval”).

(f)             Neither the execution and delivery of this Agreement by Enzon nor the performance or compliance by Enzon with any of the terms or provisions hereof, will (i) subject to the receipt of the Enzon Stockholder Approval and Merger Sub Stockholder Approval and the termination of the 382 Rights Agreement, conflict with or violate any provision (A) of the Enzon Organizational Documents or (B) of the similar organizational documents of any of Enzon’s Subsidiaries or (ii) assuming the authorizations, consents and approvals referred to in Section 4.4 and the Enzon Stockholder Approval and Merger Sub Stockholder Approval are obtained prior to the Effective Time, the 382 Rights Agreement is duly waived in accordance with its terms prior to the date of this Agreement and subsequently terminated in accordance with its terms prior to the Effective Time, and the filings referred to in Section 4.4 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Order applicable to Enzon or any of its Subsidiaries or (y) violate or constitute a breach of or default (under any of the terms or provisions of any material Contract to which Enzon or any of its Subsidiaries is a party, except, in the case of clause (i)(B) and clause (ii), as would not reasonably be expected to have an Enzon Material Adverse Effect.

Section 4.4             Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act, including filing with the SEC of the Registration Statement/ Consent Solicitation Statement, (b) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the SEC of the Registration Statement/ Consent Solicitation Statement, (c) compliance with the rules and regulations of OTC, (d) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL and of appropriate documents with the relevant authorities of other jurisdictions in which Enzon or any of its Subsidiaries are qualified to do business, (e) compliance with any applicable state securities or blue sky laws, (f) filings required under or (g) such other items arising solely as a result of Viskase or its Subsidiaries’ participation in the transactions contemplated by this Agreement, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Enzon and the performance by Enzon of its obligations hereunder and the consummation by Merger Sub of the Merger, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not have or would not reasonably be expected to have an Enzon Material Adverse Effect.

Section 4.5            Enzon SEC Documents; Undisclosed Liabilities. (a) Enzon has filed or furnished, as applicable, on a timely basis with or to the SEC all material reports, schedules, forms, statements and other documents required to be filed or furnished by Enzon with or to the SEC pursuant to the Securities Act or the Exchange Act since January 1, 2023 (collectively, the “Enzon SEC Documents”). As of their respective effective dates (in the case of Enzon SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing or furnished dates or, if amended prior to the date hereof, the date of the filing or furnishing of such amendment, with respect to the portions that are amended (in the case of all other Enzon SEC Documents), the Enzon SEC Documents complied as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Enzon SEC Documents, and none of the Enzon SEC Documents as of such respective dates (or, if amended prior to the date hereof, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Enzon SEC Documents and, to the Knowledge of Enzon, none of the Enzon SEC Documents is the subject of any pending SEC comment or investigation.

(b)           Enzon is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA and OTC as to the quotation of the Enzon Common Stock on OTC.

(c)           The consolidated financial statements of Enzon (including all related notes and schedules) included or incorporated by reference in the Enzon SEC Documents, as of their respective dates of filing with the SEC (or, if such Enzon SEC Documents were amended prior to the date hereof, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X of the Exchange Act) and fairly present in all material respects the consolidated financial position of Enzon and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not reasonably expected to be material and to any other adjustments described therein, including the notes thereto).

(d)           Enzon has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and that are sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Enzon’s properties or assets. Since January 1, 2023, neither Enzon, the Board of Directors of Enzon nor its audit committee nor, to Enzon’s Knowledge, Enzon’s independent registered public accounting firm, has identified or been made aware of (x) “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of Enzon’s internal controls over financial reporting which would reasonably be expected to adversely affect in any material respect Enzon’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated, or (y) fraud, whether or not material, that involves management or other employees of Enzon who have a significant role in the internal controls over financial reporting of Enzon. The disclosure controls and procedures utilized by Enzon are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Enzon in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Enzon, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Enzon to make the certifications required under the Exchange Act with respect to such reports.

(e)           Each document required to be filed by Enzon with the SEC or required to be distributed to Enzon’s stockholders in connection with the Merger, including the Registration Statement/Consent Solicitation Statement (and including any amendments or supplements thereto), at the time first sent or given to the stockholders of Enzon in the case of the Registration Statement/Consent Solicitation Statement, and at the time filed with the SEC and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Enzon makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Viskase or any of its Affiliates for inclusion or incorporation by reference in the Registration Statement/Consent Solicitation Statement or any other documents to be filed with the SEC.

(f)            Neither Enzon nor any of its Subsidiaries has any liabilities of any nature required by GAAP to be reflected upon or reserved against in a consolidated balance sheet of Enzon and its Subsidiaries (or disclosed in the notes to such balance sheet), whether or not accrued, contingent, absolute or otherwise, except (i) as and to the extent specifically disclosed, reflected or reserved against in Enzon’s consolidated balance sheet (or the notes thereto) as of March 31, 2025 or as otherwise included in the Enzon SEC Documents filed or furnished prior to the date hereof, (ii) for liabilities incurred, in each case, in the ordinary course of business consistent with past practice since March 31, 2025, (iii) arising pursuant to this Agreement or incurred in connection with the transactions contemplated hereby, including the Merger, and (iv) for liabilities which would not reasonably be expected to have, individually or in the aggregate, an Enzon Material Adverse Effect.

Section 4.6            Absence of Certain Changes. (a) Since the date of the most recent consolidated balance sheet included in the Enzon SEC Documents prior to the date of this Agreement (the “Enzon Balance Sheet Date”) through the date of this Agreement (i) except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of Enzon and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any action taken by Enzon or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Viskase’s consent, would constitute a breach of Section 6.1.

(b)           Since the Enzon Balance Sheet Date, there has not been any Enzon Material Adverse Effect.

Section 4.7            Legal Proceedings. Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, there is no (a) pending or, to the Knowledge of Enzon, threatened Proceeding against Enzon or any of its Subsidiaries (other than any Enzon Transaction Litigation), or (b) outstanding Order imposed upon Enzon or any of its Subsidiaries or any of their respective assets or properties, in each case, by or before any Governmental Entity.

Section 4.8            Compliance with Laws; Permits(a)              .

(a)            Enzon and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all Laws and Orders applicable to Enzon or any of its Subsidiaries, except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect. The licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities held by Enzon or any of its Subsidiaries (each, an “Enzon Permit”) constitute all licenses, franchises, permits, certificates, approvals and authorizations that are necessary for Enzon and its Subsidiaries to lawfully conduct their respective businesses and all such Enzon Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not reasonably be expected to have an Enzon Material Adverse Effect. Except as would not reasonably be expected to have an Enzon Material Adverse Effect, none of Enzon or any of its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Enzon Permit.

(b)           Except as would not reasonably be expected to be material to Enzon or any of its Subsidiaries, since January 1, 2022, neither Enzon nor any of its Subsidiaries, nor, to the Knowledge of Enzon, any Person acting on behalf of Enzon or any of its Subsidiaries, has (i) taken any action in violation of any applicable Anti-Corruption Law, or (ii) offered, authorized, provided or given any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage.

(c)            Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, to the Knowledge of Enzon, none of (i) Enzon, (ii) nor any of its Subsidiaries, (iii) nor any of Enzon’s respective directors, officers or employees, (iv) nor any Persons acting on behalf of Enzon or any of its Subsidiaries, respectively, is (X) a Person with whom dealings are prohibited under any Sanctions or (Y) engaged in dealings or transactions in or with any country or any Person that represents a material violation of applicable Sanctions or Export Control Laws.

Section 4.9           Tax Matters. (a) Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect:

(i)             Enzon and each of its Subsidiaries has filed with the appropriate taxing authority when due (taking into account any applicable extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all respects;

(ii)            Enzon and each of its Subsidiaries has paid all Taxes required to be paid by it, except for Taxes that are not yet due;

(iii)           Enzon and each of its Subsidiaries has complied with all applicable Laws relating to the deduction, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv)           there is no Proceeding or audit now pending or that has been proposed in writing with respect to Enzon or any of its Subsidiaries in respect of any Tax or any Tax Return;

(v)            neither Enzon nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes;

(vi)           neither Enzon nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011--4(b)(2);

(vii)          there are no Liens for Taxes on any of the assets of Enzon or any of its Subsidiaries, other than Permitted Liens;

(viii)         neither Enzon nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is Enzon or any of its Subsidiaries) or (B) is liable for the Taxes of any Person (other than (i) any of Enzon or its Subsidiaries or (ii) for Tax years ending before January 1, 2006, any member of the Former Enzon Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise (in each case other than pursuant to any contract entered into in the ordinary course of business, the primary purpose of which is not the allocation or payment of Taxes);

(ix)           within the last two years, neither Enzon nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was intended to be governed in whole or in part by Section 355(a) of the Code; and

(x)            no Governmental Entity has notified Enzon or any of its Subsidiaries in writing in the last five (5) years that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.

(b)           Neither Enzon nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact or circumstance, that could reasonably be expected to impede or prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.10         Employee Plans. (a) Except as set forth on Section 4.10(a) of the Enzon Disclosure Letter, neither Enzon nor any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, or otherwise has any liability (whether contingent or otherwise) with respect to, any Benefit Plan. Except as set forth on Section 4.10(a) of the Enzon Disclosure Letter, in the past six (6) years), neither Enzon nor any of its Subsidiaries has incurred any obligation or liability (whether contingent or otherwise) with respect to, any Benefit Plan that remains outstanding as of the date of this Agreement. Any Benefit Plan set forth on Section 4.10(a) of the Enzon Disclosure Letter is referred to herein as an “Enzon Benefit Plan.”

(a)           Enzon has made available to Viskase with respect to each Enzon Benefit Plan a true and complete copy (to the extent applicable) of all plan documents, if any, and all amendments thereto, or written summaries of the material terms thereof.

(b)           None of Enzon or any of its ERISA Affiliates maintains or contributes to, or is obligated to maintain or contribute to (i) any plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c)           There are no pending or, to the Knowledge of Enzon, threatened actions, claims or lawsuits against or relating to any Enzon Benefit Plan or trusts related thereto with respect to the operation of such plan (other than routine benefits claims), except where such claims would not reasonably be expected to have an Enzon Material Adverse Effect.

(d)           Each Enzon Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws.

(e)           None of the Enzon Benefit Plans provide retiree health or life insurance benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law or at the expense of the participant or the participant’s beneficiary.

(f)            Except as provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in combination with another event) (i) result in any payment becoming due to any current or former director, employee or consultant of Enzon or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Enzon Benefit Plans or (iii) limit or restrict the right of Enzon or, after the consummation of the transactions contemplated hereby, the Surviving Company to merge, amend or terminate any Enzon Benefit Plan.

(g)           No Enzon Benefit Plan provides for the gross-up or reimbursement of Taxes, including under Section 409A or 4999 of the Code or other similar Laws.

Section 4.11         Labor Matters. Other than Enzon’s (i) sole executive officer, and (ii) non-employee directors who are members of the Enzon Board of Directors, neither Enzon nor any of its Subsidiaries has (and has not in the past three (3) years had) any employees, officers, directors, or independent contractors (who are individuals, including individuals providing their services through a personal services entity), and in the past six (6) years has not had any obligations or liabilities (contingent or otherwise) with respect to any of the foregoing Persons that remains outstanding as of the date of this Agreement. Neither Enzon nor any of its Subsidiaries is the subject of any Proceeding asserting that Enzon or any of its Subsidiaries has committed any unfair labor practice or is seeking to compel Enzon to bargain with any labor union or labor organization, and since January 1, 2023, Enzon has been in compliance in all material respects with all applicable federal, state, local and foreign Laws regarding labor, employment and employment practices. As of the date of this Agreement, there are no Collective Bargaining Agreements to which Enzon or any of its Subsidiaries is a party.

Section 4.12          Environmental Matters. Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, (a) Enzon and each of its Subsidiaries is, and has been since January 1, 2023, in compliance with all applicable Environmental Laws, and Enzon has not received any written (or to the Knowledge of Enzon, oral) notice, demand, claim or request for information since January 1, 2023 or that otherwise remains unresolved alleging that Enzon or any of its Subsidiaries is in violation of or has any liability under any Environmental Law, and (b) Enzon and its Subsidiaries possess and are in compliance with all Enzon Permits required under Environmental Laws for the operation of their respective businesses (“Enzon Environmental Permits”), and (c) there is no Proceeding, pending, or to the Knowledge of Enzon threatened, to revoke, suspend, or adversely modify any such Enzon Environmental Permit.

Section 4.13          Intellectual Property; Information Technology; Data Privacy. (a) All material Intellectual Property of Enzon and its Subsidiaries is subsisting, and except as would not reasonably be expected to have an Enzon Material Adverse Effect in the jurisdiction(s) where such material Intellectual Property is issued or registered, is, to the Knowledge of Enzon, valid and enforceable.

(b)            Except as would not reasonably be expected to have an Enzon Material Adverse Effect, Enzon and its Subsidiaries own, or have a valid and enforceable license or otherwise sufficient rights to use, all Intellectual Property used in or necessary for Enzon’s business, free and clear of all Liens, other than Permitted Liens. Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, (i) there are no pending, and since January 1, 2023, to the Knowledge of Enzon, threatened in writing, Proceedings against Enzon or any of its Subsidiaries raising the invalidity or unenforceability of any material Intellectual Property owned or purported to be owned by Enzon or any of its Subsidiaries and (ii) since January 1, 2023, no Intellectual Property owned or purported to be owned by Enzon or any of its Subsidiaries has expired except in the ordinary course.

(c)            To the Knowledge of Enzon, except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, Enzon and its Subsidiaries have not, and none of the current activities, products or services of Enzon or any of its Subsidiaries has, since January 1, 2023, infringed, misappropriated or otherwise violated the Intellectual Property rights of, or defamed, any third party. Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, there are no pending or, since January 1, 2023, threatened in writing (or to the Knowledge of Enzon, orally), Proceedings by Enzon or its Subsidiaries against any third party nor has Enzon or its Subsidiaries sent any written notice to any third party regarding any actual or potential infringement, misappropriation or other unauthorized use of any Intellectual Property owned or exclusively licensed by Enzon or any of its Subsidiaries.

(d)            Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, as of the date of this Agreement, (i) to the Knowledge of Enzon, no third party is infringing, misappropriating or otherwise violating any Intellectual Property owned or licensed by Enzon or any of its Subsidiaries and (ii) there are no pending or, to the Knowledge of Enzon, threatened in writing (or to the Knowledge of Enzon, orally), Proceedings against Enzon or any of its Subsidiaries alleging that the operation of the business of Enzon or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, alleging that Enzon or any of its Subsidiaries has defamed any Person or terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or §304 or their foreign equivalents relating to any current activities, products or services of Enzon or any of its Subsidiaries.

(e)            Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, each employee and consultant of Enzon or any of its Subsidiaries who contributes to the production or development of any material Intellectual Property owned or purported to be owned by Enzon or any of its Subsidiaries, agrees that his or her contribution is a work-made-for-hire pursuant to a valid written agreement and/or has otherwise assigned such Intellectual Property rights to Enzon or any of its Subsidiaries by operation of law within the last three (3) years.

(f)             Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect: (i) the Information Technology used by Enzon and its Subsidiaries, whether owned or controlled by Enzon and its Subsidiaries, operates and performs in all respects as required to permit Enzon and its Subsidiaries to conduct their business as currently conducted, (ii) to the Knowledge of Enzon, since January 1, 2023, no Person has gained unauthorized access to the Information Technology of Enzon or any of its Subsidiaries and (iii) to the Knowledge of Enzon, since January 1, 2023, there have been no failures, crashes, security breaches or other adverse events affecting the Information Technology which have caused disruption to Enzon or its Subsidiaries’ business.

(g)            Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, (i) Enzon and its Subsidiaries take reasonable measures to comply with applicable Laws and Orders regarding privacy, Personal Data protection and collection, retention, use and disclosure of personal information, (ii) Enzon and its Subsidiaries are compliant with their respective published privacy policies and (iii) to the Knowledge of Enzon, as of the date hereof, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, unauthorized use of, or unauthorized acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in Enzon’s or any of its Subsidiaries’ possession.

Section 4.14          No Rights Agreement; Anti-Takeover Provisions. (a) Except for the 382 Rights Agreement, neither Enzon nor any of its Subsidiaries is a party to, subject to or otherwise bound by a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(b)            No Takeover Laws apply or will apply to Enzon, this Agreement, the Merger, the IEH Support Agreement or the transactions contemplated hereby or thereby.

Section 4.15          Property. Enzon and its Subsidiaries do not own any real property. Except as would not reasonably be expected to have an Enzon Material Adverse Effect, (a) each lease, sublease, sub-sublease, license and other agreement under which Enzon or any of its Subsidiaries leases, subleases, licenses, uses or occupies, or has the right to use or occupy any real property is a valid and legally binding obligation of Enzon or one of its Subsidiaries that is a party thereto, and, to the Knowledge of Enzon, the other party thereto, and is in full force and effect in accordance with its terms except insofar as such enforceability may be limited by the Bankruptcy and Equity Exception, and (b) neither Enzon nor any of its Subsidiaries has received a written notice of any pending or threatened condemnation of any such owned or leased real property by any Governmental Entity.

Section 4.16          Contracts. (a) Section 4.16(a) of the Enzon Disclosure Letter sets forth a list as of the date of this Agreement of each Enzon Material Contract. For purposes of this Agreement, “Enzon Material Contract” means any Contract to which either Enzon or any of its Subsidiaries is a party or is otherwise bound, other than any Enzon Benefit Plan, which:

(i)             provides that any of them will not compete with any other Person in a manner that is material to Enzon and its Subsidiaries, taken as a whole;

(ii)            purports to limit in any respect that is material to Enzon and its Subsidiaries, taken as a whole, either the type of business in which Enzon or its Subsidiaries may engage or the manner or locations in which any of them may so engage;

(iii)           requires Enzon or any of its Subsidiaries to deal exclusively with any Person or group of related Persons, includes any “most favored nation” provision, or minimum use or minimum supply agreement, which Contract is material to Enzon and its Subsidiaries, taken as a whole;

(iv)           is a Contract for the lease of real property providing for annual payments of $500,000 or more;

(v)           would be required to be filed by Enzon as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act;

(vi)          contains a put, call or similar right pursuant to which Enzon or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property);

(vii)         is a Contract pursuant to which Enzon or any of its Subsidiaries has potential material indemnification obligations to any Person, or material outstanding liabilities or obligations (excluding confidentiality obligations), whether or not contingent, in connection with any acquisitions or dispositions (in each case, whether completed by merger, sale or purchase of stock, sale or purchase of assets or otherwise) completed since January 1, 2023;

(viii)        relates to indebtedness for borrowed money owed to a Person other than Enzon or any of its Subsidiaries, excluding, for the avoidance of doubt, ordinary course trade payables and expenses incurred in connection with the transactions contemplated by this Agreement;

(ix)           is a Contract with any Affiliate of Enzon (other than a wholly owned Subsidiary thereof);

(x)            is a material partnership, joint venture, strategic alliance or similar Contract (other than with a wholly owned Subsidiary of Enzon);

(xi)           is a settlement agreement or settlement-related Contract that imposes material financial obligations on Enzon or a Subsidiary after the date hereof; or

(xii)          is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (i) through (xi) and that has or would reasonably be expected to, either pursuant to its own terms or the terms of any related Contracts, involve gross payments or receipts in excess of $500,000 in any year.

(b)           A true and complete copy (or, as applicable, a true and complete summary of the material terms) of each Enzon Material Contract, as amended as of the date of this Agreement, has been made available to Viskase prior to the date of this Agreement (other than omissions of immaterial information or economically sensitive terms). Each of the Enzon Material Contracts, and each Contract entered into after the date hereof that would have been an Enzon Material Contract if entered into prior to the date hereof (each a “Enzon Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on Enzon or its Subsidiaries, as the case may be and, to the Knowledge of Enzon, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be expected to have an Enzon Material Adverse Effect. Neither Enzon nor any of its Subsidiaries nor, to the Knowledge of Enzon, any other party is in breach of or in default under any Enzon Material Contract or Enzon Additional Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Enzon or any of its Subsidiaries, in each case, except for such breaches and defaults as would not reasonably be expected to have an Enzon Material Adverse Effect. As of the date of this Agreement, neither Enzon nor any of its Subsidiaries has received written notice (or to the Knowledge of Enzon, oral notice) alleging a breach of or default under any Enzon Material Contract.

Section 4.17          Insurance. Except as would not reasonably be expected to have an Enzon Material Adverse Effect, (i) Enzon and its Subsidiaries are covered by valid and currently effective insurance policies with reputable insurers and all premiums payable under such policies have been duly paid to date and (ii) as of the date of this Agreement, none of Enzon or any of its Subsidiaries has received any written notice of default or cancellation of any such policy. All material Insurance Policies maintained by or on behalf of Enzon or any of its Subsidiaries provide adequate coverage for all normal risks incident to the business of Enzon and its Subsidiaries and their respective properties and assets, except for any such failures to maintain Insurance Policies as would not reasonably be expected to have an Enzon Material Adverse Effect. Except as has not had or would not reasonably be expected to have an Enzon Material Adverse Effect, there are no pending Proceedings under the Insurance Policies with respect to Enzon or any of its Subsidiaries as to which the insurers have denied or disputed (in writing) coverage or cancelled any Insurance Policy maintained by or on behalf of Enzon or any of its Subsidiaries, or, to the Knowledge of Enzon, have threatened to deny or dispute coverage or cancel any Insurance Policy maintained by or on behalf of Enzon or any of its Subsidiaries (other than the reservation of rights letters issued in the ordinary course of business). Except as had not or would not be reasonably expected to have an Enzon Material Adverse Effect, Enzon and its Subsidiaries are, and since January 1, 2023, have been, in compliance with their respective Insurance Policies and are not in default under any of the terms thereunder.

Section 4.18          Ownership of Viskase Common Stock. Since January 1, 2023, neither Enzon nor any of its Subsidiaries beneficially owns or owned, directly or indirectly, any shares of Viskase Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Viskase Common Stock. Other than the IEH Support Agreement, there are no voting trusts or other agreements or understandings to which Enzon or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Viskase or any of its Subsidiaries. For the avoidance of doubt, no securities owned directly by IEH or any of its Affiliates shall be deemed to be beneficially owned by Enzon or any of its Subsidiaries as a result of the IEH Support Agreement or otherwise.

Section 4.19          Opinion of Financial Advisors. The Enzon Special Committee has received the opinion of A.G.P./Alliance Global Partners to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio in the Merger pursuant to this Agreement is fair from a financial point of view to Enzon. As of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 4.20          Brokers and Other Advisors. Except for A.G.P./Alliance Global Partners, the fees and expenses of which are set forth on Section 4.20 of the Enzon Disclosure Letter and will be paid by Enzon, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Enzon or any of its Subsidiaries.

Section 4.21          No Other Representations or Warranties. Enzon acknowledges and agrees that, except for the representations and warranties made by Viskase in Article III or in any certificates delivered by Viskase in connection with the transactions contemplated by this Agreement, neither Viskase nor any other Person makes any other express or implied representation or warranty with respect to Viskase or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Viskase and its Subsidiaries, notwithstanding the delivery or disclosure to Enzon or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing, and Enzon acknowledges the foregoing. In particular, and without limiting the generality of the foregoing, Enzon acknowledges and agrees that neither Viskase nor any other Person makes or has made any express or implied representation or warranty to Enzon or any of its respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Viskase, any of its Subsidiaries or their respective businesses or (b) except for the representations and warranties made by Viskase in Article III or in any certificates delivered by Viskase in connection with the transactions contemplated by this Agreement, any oral, written, video, electronic or other information presented to Enzon or any of its Representatives in the course of their due diligence investigation of Viskase, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement. Enzon acknowledges and agrees that, except for the representations and warranties contained in Article III, it is not acting in reliance on any representation or warranty, express or implied, that may have been made by any Person.

Article V
Covenants of Viskase

Section 5.1            Conduct of Business Before the Closing Date. (a) Viskase covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 5.1(a) of the Viskase Disclosure Letter), unless Enzon shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) Viskase shall use its commercially reasonable efforts to conduct the businesses of Viskase and its Subsidiaries, in all material respects, in the ordinary course of business, in a manner consistent with past practice and (ii) Viskase shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Viskase and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Viskase and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Viskase and its Subsidiaries with Governmental Entities and persons with which Viskase or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Viskase shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 5.1(a) of the Viskase Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Enzon (which shall not be unreasonably withheld, conditioned or delayed):

(i)             amend, modify, rescind, waive or make any change in (A) any Subsidiary of Viskase’s certificate of incorporation, bylaws or equivalent organization documents that, individually or in the aggregate, would reasonably be expected to prevent, delay or materially impair the ability of Viskase to consummate the Merger or (B) any of the Viskase Organizational Documents;

(ii)            issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)           redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Viskase or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Viskase by Viskase or any other wholly owned Subsidiary of Viskase;

(iv)          other than as set forth in Schedule 2.2, declare, set aside or pay any dividends or other distributions in respect of such shares or interests, other than dividends or other distributions by wholly owned Subsidiaries of Viskase paid or payable to Viskase or another wholly owned Subsidiary of Viskase;

(v)           other than as set forth in Schedule 5.1 or other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any cash or cash equivalents, properties or assets (including cash or cash equivalents or capital stock of any Subsidiaries of Viskase but excluding Intellectual Property, which is governed by Section 5.1(a)(vi));

(vi)          other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property;

(vii)         other than in the ordinary course of business consistent with past practice, (A) acquire, lease or sublease any material assets or properties (including any equity interests or any real property) or (B) spend or commit to spend any cash or cash equivalents to acquire any assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise;

(viii)        merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(ix)           make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(x)            (A) make, change or revoke any Tax election that is material to Viskase and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Enzon and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Viskase or any of its Subsidiaries for an amount of Taxes, (E) surrender any right to claim a refund of an amount of Taxes or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xi)           (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any material commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Viskase and its Subsidiaries or (B) waive any material right with respect to any material claim held by Viskase or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 5.1(a)(x) and (2) Viskase Transaction Litigation, which shall be governed by Section 7.6;

(xii)          incur, assume, endorse, guarantee or otherwise become liable for, or modify in any manner materially adverse to Viskase when considered as a whole the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice;

(xiii)         (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Viskase Material Contract, or (B) enter into any agreement, contract or commitment that would be a Viskase Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice;

(xiv)         fail to maintain in all material respects insurance in the name of Viskase and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xv)           enter into or amend any material Contract, arrangement or transaction with any Affiliate of Viskase (other than a wholly owned Subsidiary thereof);

(xvi)          other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to Viskase or any direct or indirect wholly owned Subsidiary of Viskase);

(xvii)         other than in the ordinary course of business consistent with past practice, enter into or amend any agreement, contract or commitment, or take any other action, in each case that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xviii)        adopt or otherwise implement any stockholder rights, “poison-pill” or other comparable agreement;

(xix)           enter into a material new line of business outside of the existing business of Viskase and Viskase’s Subsidiaries, taken as a whole; or

(xx)            commit, resolve or agree to do or authorize any of the foregoing.

(b)            Nothing contained in this Agreement shall give to Enzon, directly or indirectly, rights to control or direct the operations of Viskase or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Viskase and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2            Annual and Interim Financial Statements.

(a)            As promptly as practicable after the date of this Agreement (the “Financial Statements Delivery Date”), Viskase shall deliver to Enzon the following financial statements (such financial statements, the “Required Financial Statements”): (i) audited consolidated balance sheet of Viskase and its Subsidiaries as of December 31, 2023 and December 31, 2024, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Viskase’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) all other audited and unaudited financial statements of Viskase and its Subsidiaries and any company or business units acquired by Viskase, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement/Consent Solicitation Statement or any Form 8-K required to be filed by Enzon (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if Viskase and its Subsidiaries were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement/Consent Solicitation Statement or any Form 8-K required to be filed by Enzon (including pro forma financial information).

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(b)            All Required Financial Statements delivered pursuant to this Section 5.2, together with all related notes and schedules thereto, (i) will be prepared from, and reflect in all material respects, the books and records of Viskase, (ii) will be compliant with U.S. GAAP and prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except (x) that the unaudited Required Financial Statements do not contain footnotes and (y) as may be indicated in the notes to such Required Financial Statements), (iii) will fairly present, in all material respects, the consolidated financial position of Viskase, as of the dates thereof and their results of operations for the periods then ended except that the unaudited interim Required Financial Statements are subject to normal year-end adjustments, that are not expected to be material in amount, and (iv) will be audited in accordance with the standards of the PCAOB. All costs incurred in connection with preparing and obtaining such financial statements shall be expenses of Viskase.

(c)            Viskase shall use commercially reasonable efforts (i) to assist Enzon and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operations of Viskase, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) and any other such information, including compensation information, in each case that is reasonably required to be included in the Registration Statement, the Consent Solicitation Statement and any other filings to be made by Enzon with the SEC in connection with the transactions contemplated by this Agreement and (ii) to obtain the consents of Viskase’s auditors with respect thereto as may be required by applicable Law.

Article VI
Covenants of Enzon; Additional Covenants

Section 6.1           Conduct of Business Before the Closing Date. (a) Enzon covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as otherwise set forth on Section 6.1(a) of the Enzon Disclosure Letter), unless Viskase shall otherwise consent in writing (which shall not be unreasonably withheld, conditioned or delayed), (i) Enzon shall use its commercially reasonable efforts to conduct the businesses of Enzon and its Subsidiaries, in all material respects, in the ordinary course of business, in a manner consistent with past practice and (ii) Enzon shall use its commercially reasonable efforts consistent with the foregoing to preserve substantially intact the business organization of Enzon and its Subsidiaries, to keep available the services of the present executive officers and the key employees of Enzon and its Subsidiaries and to preserve, in all material respects, their respective assets and properties in good repair and condition and the present relationships and goodwill of Enzon and its Subsidiaries with Governmental Entities and persons with which Enzon or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, Enzon shall not and shall not permit any of its Subsidiaries to (except as specifically contemplated by the terms of this Agreement, as may be required by Law or Order or as set forth on Section 6.1(a)) of the Enzon Disclosure Letter), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Viskase (which shall not be unreasonably withheld, conditioned or delayed):

(i)             except as reasonably necessary to implement the Proposed Enzon Action, make any change in any of the Enzon Organizational Documents;

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(ii)             issue, deliver, sell, pledge, grant, transfer, encumber or subject to any Lien any additional shares of capital stock, membership interests or partnership interests or other equity securities or grant any option, warrant or right to acquire any capital stock, membership interests or partnership interests or other equity securities or issue any security convertible into or exchangeable for such securities or alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, membership interests or partnership interests or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)            redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of the capital stock, membership interests or partnership interests or other ownership interests of Enzon or any of its Subsidiaries or any other securities convertible into or exercisable or exchangeable for, or warrants, options or other rights to acquire, any such shares or other ownership interests, other than in connection with redemptions, purchases or other acquisitions of shares or interests of any wholly owned Subsidiary of Enzon by Enzon or any other wholly owned Subsidiary of Enzon;

(iv)            set aside or pay any dividends or other distributions in respect of such shares or interests (including any dividends or other distributions in respect of the Enzon Series C Preferred Stock; provided that, for the avoidance of doubt, dividends will continue to accrue pursuant to the terms of such Enzon Series C Preferred Stock), other than dividends or other distributions by wholly owned Subsidiaries of Enzon paid or payable to Enzon or another wholly owned Subsidiary of Enzon;

(v)             other than in the ordinary course of business consistent with past practice and expenses incurred in connection with this Agreement and the transactions contemplated hereby, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon (other than a Permitted Lien) or otherwise dispose of any cash or cash equivalents, properties or assets (including cash or cash equivalents or capital stock of any Subsidiaries of Enzon but excluding Intellectual Property, which is governed by Section 6.1(a)(vi));

(vi)            other than in the ordinary course of business consistent with past practice, transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any material Intellectual Property;

(vii)           other than in the ordinary course of business consistent with past practice, (A) acquire, lease or sublease any material assets or properties (including any equity interests or any real property) or (B) spend or commit to spend any cash or cash equivalents to acquire any assets or other property, whether by merger, consolidation, purchase of property or assets or otherwise;

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(viii)          merge with or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate;

(ix)            (A) increase the compensation or benefits payable or to become payable under any Enzon Benefit Plan or otherwise to any employees, officers, director, or independent contractors (who are individuals, including individuals providing their services through a personal services entity) of Enzon or any of its Subsidiaries, (B) establish, adopt, enter into, or amend any Enzon Benefit Plan, or any benefit plan, arrangement, program, policy, commitment, or other arrangement that would be an Enzon Benefit Plan if it were in existence on the date hereof, or any Collective Bargaining Agreement, (C) grant any awards under any bonus, incentive, performance, or other compensation plan or arrangements, (D) take any action to accelerate the vesting or payment of, or establish or provide any funding for any rabbi trust or similar arrangement for, any compensation or benefits under any Enzon Benefit Plan (including any equity or equity-based awards), (E) grant or provide any change-in-control, retention, severance, or termination compensation or benefits, (F) hire or terminate (other than for “cause”) any employee, officer, director, or independent contractor (who is an individual, including an individual providing services through a personal services entity), or (G) increase the compensation of any of its, or any of its Affiliates’, officers, directors, managers, partners, or employees, or pay or agree to pay any bonus or similar payment to any of the foregoing other than in the ordinary course of business consistent with past practice;

(x)             make any material change in any financial or accounting policy, principle, procedure, method, estimate or practice, except for any such change required by changes in GAAP (or any interpretation thereof) or applicable Law, in each case, occurring after the date of this Agreement;

(xi)            (A) make, change or revoke any Tax election that is material to Enzon and its Subsidiaries as a whole, (B) adopt or change any Tax accounting method or change any Tax accounting period, in each case, that is material to Enzon and its Subsidiaries as a whole, (C) file any amended U.S. federal income or other material Tax Return, (D) settle any Proceeding or audit relating to Enzon or any of its Subsidiaries for an amount of Taxes, (E) surrender any right to claim a refund of an amount of Taxes or (F) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law);

(xii)            (A) settle, release, waive, compromise or forgive any claim, action, proceeding, investigation or inquiry, or make any material commitment to a Governmental Entity, other than settlements that result solely in customary confidentiality obligations and monetary obligations of Enzon and its Subsidiaries or (B) waive any material right with respect to any material claim held by Enzon or any of its Subsidiaries other than in the ordinary course of business and consistent with past practice, in each case other than any claim with respect to (1) Taxes, which shall be governed by Section 6.1(a)(xi) and (2) Enzon Transaction Litigation, which shall be governed by Section 7.6;

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(xiii)           incur, assume, endorse, guarantee or otherwise become liable for, or modify the terms of, any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except in the ordinary course of business consistent with past practice;

(xiv)           (A) amend in any material respect, terminate early or fail to use commercially reasonable efforts to renew, or waive, release or assign any material rights, claims or benefits under, any Enzon Material Contract, or (B) enter into any agreement, contract or commitment that would be an Enzon Material Contract if it were in effect on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice;

(xv)            fail to maintain in all material respects insurance in the name of Enzon and its Subsidiaries in such amounts and covering such risks as are consistent with past practice, subject to availability of such insurance in the market at commercially reasonable rates consistent with past practice;

(xvi)           other than in the ordinary course of business consistent with past practice, enter into or amend any agreement, contract or commitment, or take any other action, that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger;

(xvii)         enter into or amend any material Contract, arrangement or transaction with any Affiliate of Enzon (other than a wholly owned Subsidiary thereof);

(xviii)        other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to Enzon or any direct or indirect wholly owned Subsidiary of Enzon);

(xix)           adopt or otherwise implement any stockholder rights, “poison-pill” or other comparable agreement;

(xx)            enter into a material new line of business outside of the existing business of Enzon and Enzon’s Subsidiaries, taken as a whole;

(xxi)           accelerate the collection of accounts receivable or delay the payment of accounts payable or accrued expenses, in each case, other than in the ordinary course of business consistent with past practice; or

(xxii)          commit, resolve or agree to do or authorize any of the foregoing.

(b)            Nothing contained in this Agreement shall give to Viskase, directly or indirectly, rights to control or direct the operations of Enzon or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, Enzon and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

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Section 6.2           Resignations. Upon the written request of Viskase, Enzon shall use its commercially reasonable efforts to cause each person identified by Viskase who is in office as a director or officer of Enzon or any of its Subsidiaries to deliver a letter of resignation to the Board of Directors of Enzon, at or prior to the Effective Time, effective as of the Effective Time, resigning from all such positions at Enzon and each of its respective Subsidiaries.

Section 6.3           D&O Insurance and Indemnification. (a) For six years from and after the Effective Time, Enzon shall, and shall cause the Surviving Company to, indemnify and hold harmless all past and present directors, officers and managers of Enzon and its Subsidiaries and Viskase and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs (including reasonable attorneys’ fees) and expenses (including advancing costs (including reasonable attorneys’ fees) and expenses and applicable retention amounts under applicable insurance policies) prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law, the Enzon Organizational Documents or the Viskase Organizational Documents, as applicable, and any indemnification agreements with any Indemnified Party set forth in Section 6.3(a) of the Enzon Disclosure Letter, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding, whether civil, criminal, administrative or investigative process, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger), whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact of such Indemnified Party’s serving or having served as an officer, director or manager of Enzon or any of its Subsidiaries or Viskase or any of its Subsidiaries. The parties hereto agree that the foregoing rights to indemnification and advancement shall also apply with respect to any action to enforce this provision and that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement in existence on the date of this Agreement and provided to Enzon or Viskase, as applicable, prior to the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with the terms thereof. Notwithstanding anything in this Section 6.3 to the contrary, if any Indemnified Party notifies Enzon or the Surviving Company on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification or advancement of expenses pursuant to this Section 6.3, the provisions of this Section 6.3 that require Enzon and the Surviving Company to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

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(b)            For six years after the Effective Time, Enzon and the Surviving Company shall cause to be maintained in effect the provisions in (i) the Enzon Organizational Documents, (ii) any indemnification agreement of Enzon or a Subsidiary of Enzon with any Indemnified Party set forth in Section 6.3(b) of the Enzon Disclosure Letter, and (iii) the Viskase Organizational Documents, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and managers and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger). The obligations under this Section 6.3 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party without the prior written consent of such affected Indemnified Party and any of such Person’s heirs, executors, administrators Representatives.

(c)            At or prior to the Effective Time, Viskase (or, at Enzon’s election, Enzon) shall purchase a six-year prepaid “tail” policy for the benefit of Enzon’s officers and directors prior to the transactions contemplated by this Agreement, which Enzon and the Surviving Company shall maintain in effect for the duration of such policy, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Enzon and its Subsidiaries with respect to matters arising at or prior to the Effective Time; provided, however, that Viskase shall not commit or spend on such “tail” policy, in the aggregate, more than 300% of the last aggregate annual premium paid by Enzon prior to the date hereof for Enzon’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, Viskase shall be permitted to purchase as much coverage as reasonably practicable for the Base Amount.

(d)            In the event Enzon, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Enzon or the Surviving Company shall assume the obligations set forth in this Section 6.3. The rights and obligations under this Section 6.3 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The parties hereto acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.3, each of whom may enforce the provisions thereof.

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Article VII
Additional Covenants of The Parties

Section 7.1            Registration Statement/Consent Solicitation Statement.

(a)            As promptly as reasonably practicable after the execution of this Agreement, (i) Enzon (with Viskase’s reasonable cooperation) shall prepare and file with the SEC a registration statement on Form S-4 (the “Registration Statement”) in connection with the registration under the Securities Act of the Enzon Common Stock to be issued in connection with the Merger, which Registration Statement will also contain a consent solicitation statement with respect to the solicitation of written consents from the stockholders of Enzon in connection with the Enzon Stockholder Approval (as amended, the “Consent Solicitation Statement” and, together with the Registration Statement, the “Registration Statement/Consent Solicitation Statement”). Enzon shall use its commercially reasonable efforts to (A) cause the Registration Statement/Consent Solicitation Statement to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Enzon Common Stock in the Merger and (C) keep the Registration Statement effective through the Closing Date in order to permit the consummation of the Merger. Viskase shall furnish all information as may be reasonably requested by Enzon in connection with any such action and the preparation, filing and distribution of the Registration Statement/Consent Solicitation Statement. As promptly as practicable (and in no event, no more than five (5) Business Days) after the Registration Statement shall have become effective, Enzon shall use commercially reasonable efforts to cause the Consent Solicitation Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Registration Statement/Consent Solicitation Statement will be made by Enzon without providing Viskase with a reasonable opportunity to review and comment (which comments shall be considered by Enzon in good faith) thereon if reasonably practicable. If, at any time prior to the Effective Time, any information relating to Enzon or Viskase or any of their respective Affiliates, directors or officers, should be discovered by Enzon or Viskase which should be set forth in an amendment or supplement to the Registration Statement/Consent Solicitation Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other party (and its counsel) to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Enzon. Subject to applicable Law, Enzon shall notify Viskase promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Enzon Common Stock issuable in the Merger for offering or sale in any jurisdiction (in which case the parties hereto shall use their respective commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated), or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement/Consent Solicitation Statement or for additional information and shall supply each other with copies of all correspondence between either party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement/Consent Solicitation Statement or the Merger.

(b)            Enzon shall (i) seek the Enzon Stockholder Approval via written consent and (ii) take such other actions as may be necessary under applicable Law or as may be required by an applicable Order in connection with obtaining the Enzon Stockholder Approval via written consent, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

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(c)            Neither Viskase nor Enzon shall call or convene any meeting of its stockholders in connection with the Viskase Stockholder Approval or the Enzon Stockholder Approval, respectively. The Consent Solicitation Statement shall include the Enzon Special Committee Recommendation and the Enzon Recommendation, except to the extent there has been an Enzon Adverse Recommendation Change permitted by Section 7.5 (in the case of the Enzon Special Committee Recommendation or the Enzon Recommendation). The only corporate actions to be set forth in the Consent Solicitation Statement will be (i) the adoption of this Agreement, (ii) the approval of the Proposed Enzon Action by the holders of Enzon Common Stock and (iii) any other matters contemplated by this Agreement that may be required to be approved by holders of Enzon Common Stock under applicable Law or as may be required by an applicable Order.

(d)            Immediately after the execution of this Agreement, in lieu of calling a meeting of the stockholders of Viskase, Viskase shall submit to, and seek and obtain, by no later than twenty-four (24) hours after the execution of this Agreement, the Viskase Stockholder Approval (the “Written Consent Delivery Time”). Upon receipt of the executed Viskase Stockholder Approval, Viskase shall provide to Enzon promptly (and in any event by the Written Consent Delivery Time) a copy of such Viskase Stockholder Approval. In connection with the Viskase Stockholder Approval, Viskase shall take all actions necessary or advisable to comply, and shall comply in all respects, with Section 228 and Section 262 of the DGCL and the Viskase Organizational Documents. Enzon shall furnish all information as may be reasonably requested by Viskase in connection with any such action and the preparation and distribution of the Viskase Stockholder Approval.

Section 7.2           Access to Information. Upon reasonable notice, each of Enzon and Viskase shall (and shall cause their respective Subsidiaries to) afford the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices and other facilities and to all books and records, including financial statements, other financial data and monthly financial statements within the time such statements are customarily prepared, and, during such period, each of Enzon and Viskase shall (and shall cause their respective Subsidiaries to) furnish promptly to the other party and its Representatives, consistent with their respective legal obligations, all other information concerning its business, properties and personnel as such Person may reasonably request; provided, however, that each may restrict the foregoing access to the other to the extent that, in such party’s reasonable judgment, (a) providing such access would result in the waiver of any attorney-client privilege (provided that the withholding party shall use commercially reasonable efforts to allow for such access to the maximum extent that does not result in a waiver of attorney-client privilege), (b) any Law or Order of any Governmental Entity applicable to Enzon or Viskase, as applicable, requires such party or its Subsidiaries to preclude the other party and its Representatives from gaining access to any properties or information or (c) such access relates to documents or other information regarding the negotiation of this Agreement and the transactions contemplated hereby. Each party will hold any such information that is non-public in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated January 3, 2025 (the “Confidentiality Agreement”), between Viskase and Enzon.

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Section 7.3           Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts in (a) causing each of the conditions to the Merger set forth in Article VIII to be satisfied as promptly as practicable after the date of this Agreement, (b) the obtaining of all necessary actions, non-actions, waivers, consents and approvals from Governmental Entities, including the HSR approval contemplated by Section 7.4 (the “Required Consents”) prior to the Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (c) the obtaining of all required consents, approvals or waivers from third parties, (d) the contesting and defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, (f) no later than two (2) Business Days prior to the Closing, providing reasonably detailed documentation calculating Enzon’s Cash on Hand as of the Closing, and (g) refraining from taking any action that would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the Merger.

Section 7.4            HSR Act Filing.

(a)            As promptly as reasonably practicable after the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), each of Enzon and Viskase shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement and to obtain from any Governmental Entity any consents, licenses, permits, waivers, clearances, approvals, authorizations, or waiting period expirations required to be obtained or made by Viskase, Enzon or Merger Sub under any foreign or other antitrust or related Law governing competition or prohibiting, restricting or regulating actions with the purpose or effect of monopolization, restraint of trade, or lessening of competition (collectively with the HSR Act, “Antitrust Laws”). Each of Enzon and Viskase shall promptly make an appropriate response to any request by the FTC, the Antitrust Division and any other requesting Governmental Entity pursuant to the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement. Enzon and Viskase shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Entity or by any applicable Law, each party hereto will reasonably consult with the other party in advance of participating in or attending any meeting or conference or engaging in any material communication, with any Governmental Entity or any official, Representative or staff thereof or such other person in respect of the transactions contemplated by this Agreement and give the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited or unable to participate, attend or engage in any such meeting, conference or material written communication, keep such party apprised with respect thereto.

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(b)            Subject to applicable confidentiality restrictions or restrictions required by Law, Enzon and Viskase will notify the other promptly upon the receipt of (i) any material comments, questions, or requests for information or documents from any Governmental Entity in connection with any filings made pursuant to Section 7.4(a) or the transactions contemplated by this Agreement and (ii) any material request by any Governmental Entity for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the transactions contemplated by this Agreement and shall keep each other reasonably apprised of the status of the matters addressed in this Section 7.4. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.4, or whenever a Governmental Entity requests material information or documents related to the transactions contemplated by this Agreement, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Entity such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) copies of all material correspondence between such party and any Governmental Entity relating to the transactions contemplated by this Agreement. The parties hereto may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all material discussions, telephone calls, and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of both Enzon and Viskase. Subject to applicable Law, the parties hereto will reasonably consult in advance and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any party hereto.

(c)            If any Proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Enzon and Viskase will use its commercially reasonable efforts to (i) avoid the entry of any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Termination Date; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Termination Date, subject to the other terms and conditions in this Agreement); provided, however, that neither of Enzon or Viskase (x) shall be required to litigate or defend any action by a Governmental Entity to restrain the transactions contemplated by this Agreement, (y) shall be required to propose or agree to any divestiture, sale, licensing, or disposition of businesses, product lines, equity holdings, technology, intellectual properties, or other assets of Viskase, Enzon, or their respective Subsidiaries, or (z) shall be required to agree to any action after the Closing that would limit Viskase’s or Enzon’s freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines, equity interests, technology, intellectual property, or other assets of Viskase, Enzon, or their respective Subsidiaries.

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(d)            During the period beginning on the date hereof through the date on which the condition set forth in Section 8.1(g) is satisfied or waived (or through the date of a termination of this Agreement in accordance with its terms), each of Viskase, Enzon and Merger Sub shall not, and shall cause their controlled Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period under any Antitrust Law; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

(e)            Viskase shall develop and control the strategy for obtaining any Required Consent or approval under any Antitrust Law, including by determining the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, filings, agreements or other documents made or submitted by or on behalf of either party in connection with the obtaining of any Required Consents or approval under any Antitrust Law; provided that Viskase shall consult in advance with, and consider in good faith the views of, Enzon in executing all decisions and responsibilities related to all matters described in this sentence (including in connection with the overall strategy and timing, strategies and decisions that are reasonably likely to result in the extension of any waiting period under the HSR Act (including by withdrawing its filing under the HSR Act) or any other applicable Laws or entering into any agreement with any Governmental Entity or Person to delay, or otherwise not to consummate as soon as practicable, the transactions contemplated hereby). Enzon shall provide such reasonable cooperation in obtaining the Required Consents and approval under any Antitrust Laws as is requested in writing by Viskase.

Section 7.5            No Solicitation by Enzon.

(a)            Enzon agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, except as expressly permitted by this Section 7.5, Enzon shall not, and shall cause its Subsidiaries not to, and shall instruct (and cause) its and its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) the submission of any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Enzon Acquisition Proposal, (B) engage in, continue or otherwise  participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with an actual or potential Enzon Acquisition Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Enzon Acquisition Proposal. Enzon shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Enzon Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to an Enzon Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to any Person in connection with a potential Enzon Acquisition Proposal and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives. Without limiting the foregoing, it is agreed that the taking of any action restricted by this Section 7.5(a) by any Representative of Enzon or its Subsidiaries shall constitute a breach of this Section 7.5(a) by Enzon.

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(b)            Notwithstanding anything contained in Section 7.5(a) or any other provision of this Agreement to the contrary, if at any time prior to obtaining the Enzon Stockholder Approval, Enzon or any of its Representatives receives an Enzon Acquisition Proposal, which Enzon Acquisition Proposal did not result from any breach of this Section 7.5, and the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) or the Enzon Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Enzon Acquisition Proposal constitutes or is reasonably likely to lead to an Enzon Superior Proposal, then Enzon and its Representatives (acting at the direction of the Enzon Special Committee) may (i) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Enzon Acquisition Proposal and furnish pursuant to such Acceptable Confidentiality Agreement information (including non-public information) with respect to Enzon and its Subsidiaries to the Person or group of Persons who has made such Enzon Acquisition Proposal; provided that Enzon shall promptly provide to Viskase any material non-public information concerning Enzon or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Viskase or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Enzon Acquisition Proposal and otherwise facilitate such Enzon Acquisition Proposal or assist such Person (and its Representatives) with such Enzon Acquisition Proposal (in each case, if requested by such Person).

(c)            Enzon shall notify Viskase within two (2) Business Days of receipt of an Enzon Acquisition Proposal in the event that Enzon or any of its Subsidiaries or its or their respective Representatives receives an Enzon Acquisition Proposal and, subject to applicable Law (including with respect to fiduciary duties), shall disclose to Viskase the material terms and conditions of any such Enzon Acquisition Proposal (including the consideration offered therein), and the identity of the Person or group of Persons making such Enzon Acquisition Proposal, and Enzon shall, upon the request of Viskase, keep Viskase reasonably informed of any material developments with respect to any such Enzon Acquisition Proposal (including any material changes thereto). Enzon shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits Enzon from providing to Viskase any of the information required to be provided to Viskase under this Section 7.5 within the time periods contemplated hereby.

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(d)            Neither the Board of Directors of Enzon (acting upon the recommendation of the Enzon Special Committee) nor the Enzon Special Committee shall (i)(A) withhold or withdraw (or modify in a manner adverse to Viskase), or publicly propose to withhold or withdraw (or modify in a manner adverse to Viskase), the Enzon Recommendation or the Enzon Special Committee Recommendation (as applicable), (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Enzon Acquisition Proposal, (C) fail to include the Enzon Recommendation or the Enzon Special Committee Recommendation in the Consent Solicitation Statement, (D) make any public recommendation in connection with a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act other than a recommendation in a Solicitation/Recommendation Statement on Schedule 14D-9 against such tender offer or exchange offer or (E) if an Enzon Acquisition Proposal (other than an Enzon Acquisition Proposal subject to Regulation 14D) shall have been publicly announced or disclosed, fail to reaffirm the Enzon Recommendation or the Enzon Special Committee Recommendation on or prior to the tenth Business Day after Viskase requests such reaffirmation (any action described in this clause (i) being referred to as a “Enzon Adverse Recommendation Change”, it being understood that (A) neither the delivery of a notice by Enzon described in this Section 7.5(d) nor any public announcement thereof shall constitute an Enzon Adverse Recommendation Change and (B) the Board of Directors of Enzon (acting upon the recommendation of the Enzon Special Committee) or the Enzon Special Committee may make or cause Enzon to make a customary “stop, look and listen” communication and may elect to take no position with respect to an Enzon Acquisition Proposal until the close of business on the tenth (10th) Business Day after the commencement of such Enzon Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act without such action being considered an Enzon Adverse Recommendation Change) or (ii) execute or enter into (or cause or permit Enzon or any of its Subsidiaries to execute or enter into) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Enzon Acquisition Proposal, other than any Acceptable Confidentiality Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to the time Enzon Stockholder Approval is obtained, but not after, each of the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) and the Enzon Special Committee (I) may make an Enzon Adverse Recommendation Change or (II) solely in the case of the following clause (y), terminate this Agreement in accordance with Section 9.1(e) in order to enter into a definitive agreement providing for an Enzon Superior Proposal (an “Enzon Superior Proposal Termination”) if (x) in the case of an Enzon Adverse Recommendation Change to be made in response to an Enzon Intervening Event, the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) or the Enzon Special Committee has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in response to such Enzon Intervening Event would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if in the case of an Enzon Adverse Recommendation Change or Enzon Superior Proposal Termination to be made in response to an Enzon Acquisition Proposal, the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) or the Enzon Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Enzon Acquisition Proposal constitutes an Enzon Superior Proposal; provided, however, that the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) and the Enzon Special Committee shall not, and shall cause Enzon not to, make an Enzon Adverse Recommendation Change or Enzon Superior Proposal Termination unless (1) Enzon has given Viskase at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall (A) in the case of an Enzon Adverse Recommendation Change to be made in response to an Enzon Intervening Event, specify the circumstances related to such Enzon Intervening Event in reasonable detail or (B) in the case of an Enzon Adverse Recommendation Change or Enzon Superior Proposal Termination to be made in response to an Enzon Superior Proposal, specify the identity of the party making such Enzon Superior Proposal and the material terms thereof and attach the agreement and all material related documentation providing for such Enzon Superior Proposal), (2) Enzon has negotiated, and has caused its Representatives to negotiate, in good faith with Viskase during such notice period, to the extent Viskase wishes to negotiate to enable Viskase to propose in writing a binding offer to effect revisions to the terms of this Agreement such that (A) in the case of an Enzon Adverse Recommendation Change to be made in response to an Enzon Intervening Event, it would obviate any need to make such Enzon Adverse Recommendation Change or (B) in the case of any Enzon Adverse Recommendation Change or Enzon Superior Proposal Termination to be made in response to an Enzon Superior Proposal, it would cause such Enzon Superior Proposal to no longer constitute an Enzon Superior Proposal, (3) following the end of such notice period, the Board of Directors of Enzon (acting on the recommendation of the Enzon Special Committee) or the Enzon Special Committee shall have considered in good faith any such binding offer from Viskase, and shall have determined that (A) in the case of an Enzon Adverse Recommendation Change to be made in response to an Enzon Intervening Event, the failure to make an Enzon Adverse Recommendation Change in response to such Enzon Intervening Event would continue to reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law or (B) in the case of an Enzon Adverse Recommendation Change or Enzon Superior Proposal Termination to be made in response to an Enzon Superior Proposal, the Enzon Superior Proposal would continue to constitute an Enzon Superior Proposal, in each case if the revisions proposed in such binding offer were to be given effect and (4) in the event of any material development with respect to an Enzon Intervening Event or any material change to the material terms of such Enzon Superior Proposal, as applicable, Enzon shall, in each case, have delivered to Viskase an additional notice consistent with that described in clause (1) above, the notice period shall have recommenced, and Enzon shall have complied with clauses (2) and (3) above during such notice period. Except in connection with an Enzon Superior Proposal Termination, nothing in this Section 7.5(d) shall be deemed to modify or otherwise affect the obligation of Enzon to submit this Agreement to Enzon’s stockholders and to seek the Enzon Stockholder Approval in accordance with Section 7.1(b).

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(e)            Nothing in this Section 7.5 or elsewhere in this Agreement shall prohibit the Board of Directors of Enzon (acting upon the recommendation of the Enzon Special Committee) or the Enzon Special Committee from (i) taking and disclosing to the stockholders of Enzon a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Enzon that is required by applicable Law or stock exchange rule. In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by Enzon, solely if and to the extent required by Law in the opinion of Enzon’s legal counsel, that describes Enzon’s receipt of an Enzon Acquisition Proposal, the identity of the Person making such Enzon Acquisition Proposal, the material terms of such Enzon Acquisition Proposal and the operation of this Agreement with respect thereto will not, in and of itself, be deemed to be (i) a withholding, withdrawal, amendment, or modification, or proposal by the Board of Directors of Enzon or the Enzon Special Committee to withhold, withdraw, amend or modify, the Enzon Recommendation or the Enzon Special Committee Recommendation (as applicable); (ii) an adoption, approval or recommendation with respect to such Enzon Acquisition Proposal; or (iii) an Enzon Adverse Recommendation Change, in each case, so long as the Board of Directors of Enzon or the Enzon Special Committee expressly reaffirms the Enzon Recommendation and the Enzon Special Committee Recommendation in such public statement.

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Section 7.6           Stockholder Litigation. Prior to the Effective Time or the valid termination of this Agreement, Viskase shall provide Enzon with prompt notice of any stockholder litigation or claim against Viskase and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Viskase Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Prior to the Effective Time or the valid termination of this Agreement, Enzon shall provide Viskase with prompt notice of any stockholder litigation or claim against Enzon and/or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement (“Enzon Transaction Litigation”) (including by providing copies of all pleadings with respect thereto). Viskase shall control the defense, settlement or prosecution of any Viskase Transaction Litigation, and Viskase shall consult with Enzon with respect to the defense, settlement and prosecution of any Viskase Transaction Litigation and shall consider in good faith Enzon’s advice with respect to such Viskase Transaction Litigation. Viskase may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Viskase Transaction Litigation without the prior written consent of Enzon (which consent shall not be unreasonably withheld, conditioned or delayed). Enzon shall control the defense, settlement or prosecution of any Enzon Transaction Litigation, and Enzon shall consult with Viskase with respect to the defense, settlement and prosecution of any Enzon Transaction Litigation and shall consider in good faith Viskase’s advice with respect to such Enzon Transaction Litigation. Enzon may not compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Enzon Transaction Litigation without the prior written consent of Viskase (which consent shall not be unreasonably withheld, conditioned or delayed); provided that nothing herein shall limit the ability of the Board of Directors of Enzon or any directors thereof to compromise, settle or come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding, any Enzon Transaction Litigation so long as such settlement is consummated following the Effective Time and such settlement includes a full dismissal of, and release from, any and all actions and claims from the applicable plaintiffs against any directors and officers of Enzon prior to the Merger relating to the transactions contemplated by this Agreement, including the Merger; provided, further, that any such compromise, settlement or arrangement of Enzon Transaction Litigation that adversely affects any officer or director of Enzon in office prior to the Effective Time shall require the consent of such affected officer or director. The parties hereto acknowledge and agree that each officer or director of Enzon in office prior to the Effective Time shall be third party beneficiaries of this Section 7.6, each of whom may enforce the provisions of the immediately preceding sentence.

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Section 7.7           Public Announcements. Except with respect to any communications relating to an Enzon Adverse Recommendation Change made in accordance with this Agreement, each of Viskase and Enzon agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States securities exchange or interdealer quotation service, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided that the foregoing shall not apply to any public release or announcement so long as the statements contained therein concerning the transactions contemplated hereby are substantially similar to previous releases or announcements made by the applicable party with respect to which such party has complied with the provisions of this sentence.

Section 7.8           Section 16 Matters. Prior to the Effective Time, Enzon shall take all such steps as may be required to cause any dispositions of Viskase Common Stock (including derivative securities with respect to Viskase Common Stock) or acquisitions of Enzon Common Stock (including derivative securities with respect to Enzon Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Viskase or will become subject to such reporting requirements with respect to Enzon, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.9           Tax Matters. (a) The parties intend that the Merger and conversion of Viskase into a limited liability company undertaken as part of this Agreement together will qualify for the Intended Tax Treatment. Each of Enzon and Viskase will (and will cause its Subsidiaries, officers and employees to) use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment, and will not take or knowingly fail to take any action (and will cause its Subsidiaries, officers and employees not to take or knowingly fail to take any action) that could reasonably be expected to impede or prevent the Merger and conversion of Viskase into a limited liability company undertaken as part of this Agreement together from qualifying for the Intended Tax Treatment.

(b)           Each of Enzon and Viskase shall promptly notify the other party to this Agreement if it becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Merger and conversion of Viskase into a limited liability company undertaken as part of this Agreement together from qualifying for the Intended Tax Treatment.

Section 7.10         Enzon Series C Preferred Stock. Enzon shall use commercially reasonable efforts to consummate the IEH Share Exchange in accordance with the terms of the IEH Support Agreement. Enzon shall, no less than twenty-five (25) Business Days prior to the anticipated Closing Date, commence an exchange offer pursuant to which Enzon shall offer to each holder of Enzon Series C Preferred Stock to exchange a number of shares of Enzon Common Stock for each share of Enzon Series C Preferred Stock equal to (i) the aggregate Liquidation Preference of each share of Enzon Series C Preferred Stock divided by (B) the Enzon 20-Day VWAP (as defined in the IEH Support Agreement) (the “Series C Exchange Offer”). The consummation of the Series C Exchange Offer shall be conditioned only upon the prior satisfaction or waiver of the conditions set forth in Article VIII hereof (excluding those portions of any condition set forth in Article VIII that (i) reference the Series C Exchange Offer or (ii) cannot be satisfied prior to (A) the Closing or (B) the consummation of the Series C Exchange Offer) and the intent of the parties hereto to effectuate the Closing in accordance with the terms hereof. Enzon shall comply with applicable Law, including the Exchange Act, in commencing, performing and consummating the Series C Exchange Offer. Enzon shall afford Viskase a reasonable opportunity to review and comment on any documents to be filed with the SEC or any other Governmental Entity in connection with the Series C Exchange Offer. Enzon shall use commercially reasonable efforts to (i) ensure that the Series C Exchange Offer is consummated prior to the Closing and (ii) seek maximum participation of the holders of Series C Preferred Stock (other than IEH and its Affiliates) in the Series C Exchange Offer.

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Section 7.11         Debt Instruments. Each of Enzon and Viskase shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver, on the Closing Date, all officers’ certificates, legal opinions and other documentation required to be delivered to the applicable trustee or agent under each of the indentures and credit agreements set forth on Section 7.11 of the Enzon Disclosure Letter and Section 7.11 of the Viskase Disclosure Letter, respectively, in connection with the Merger.

Section 7.12         Private Placement Agreement. Prior to or concurrently with the Effective Time, Viskase shall use commercially reasonable efforts to terminate that certain Private Placement Agreement, dated as of October 9, 2020, by and between Viskase and Icahn Enterprise Holdings L.P.

Section 7.13         State Takeover Statutes. In connection with and without limiting the foregoing, each party to this Agreement shall take all commercially reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Merger, the IEH Support Agreement or any of the other transactions contemplated hereby or thereby. If any Takeover Law becomes applicable to this Agreement, the Merger, the IEH Support Agreement or any of the other transactions contemplated hereby or thereby, each party to this Agreement shall take all commercially reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement or the IEH Support Agreement.

Section 7.14         Delisting. Viskase shall take, or cause to be taken, all actions necessary to remove the Viskase Common Stock from quotation on OTC, effective as of the Effective Time.

Section 7.15         Listing. Enzon shall use its commercially reasonable efforts to cause the shares of Enzon Common Stock to be issued in connection with the Merger to be listed on OTC, subject to official notice of issuance, prior to the Effective Time.

Section 7.16         Reverse Stock Split. Prior to the Effective Time, Enzon shall take all actions necessary to effectuate the Reverse Stock Split. The determination as to the final ratio of the Reverse Stock Split shall be made by Viskase in its sole discretion pursuant to a written notice provided by Viskase to Enzon; provided that such final ratio shall be between 1 to 2 and 1 to 100 and shall result in a total number of shares of Enzon Common Stock outstanding (after giving effect to all of the transactions contemplated by this Agreement and the IEH Support Agreement) that does not exceed the number of shares of Enzon Common Stock authorized under Enzon’s Amended and Restated Certificate of Incorporation.

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Section 7.17         382 Rights Agreement. Prior to the Effective Time, the Board of Directors of Enzon shall cause (a) the rights issued pursuant to that certain Section 382 Rights Agreement dated as of August 14, 2020, as amended, by and between Enzon and Continental Stock Transfer & Trust Company (the “382 Rights Agreement”) to be redeemed in accordance with the terms of the 382 Rights Agreement, and (b) the 382 Rights Agreement to be terminated.

Article VIII
Conditions Precedent

Section 8.1           Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Viskase and Enzon to effect the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by Viskase and Enzon at or prior to the Effective Time of the following conditions:

(a)            Viskase Stockholder Approval. Viskase shall have obtained the Viskase Stockholder Approval.

(b)            Enzon Stockholder Approval. Enzon shall have obtained the Enzon Stockholder Approval.

(c)            Series C Exchange Offer. The Series C Exchange Offer shall have been consummated.

(d)            Legal Prohibition. No Law shall have been adopted or promulgated, or shall be in effect, and no temporary, preliminary or permanent Order issued by a court or other Governmental Entity of competent jurisdiction in the United States shall be in effect, in each case having the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger (any of the foregoing, a “Legal Restraint”).

(e)            Exchange Listing. The shares of Enzon Common Stock to be issued in the Merger shall have been approved for listing on OTC, subject to official notice of issuance.

(f)            Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g)           Antitrust Approval. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

(h)            IEH Share Exchange. The IEH Share Exchange shall have been consummated in accordance with the terms of the IEH Support Agreement.

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Section 8.2            Additional Conditions to Obligations of Enzon. The obligations of Enzon to effect the Merger are subject to the satisfaction, or waiver by Enzon, at or prior to the Effective Time of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Viskase contained in Section 3.1(a), Section 3.2(a), Section 3.2(b), Section 3.2(d), Section 3.3 (a), Section 3.3(b), Section 3.3(c), Section 3.3(d), Section 3.14, Section 3.19 and Section 3.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Viskase contained in Section 3.6(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iii) all other representations and warranties of Viskase set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Viskase Material Adverse Effect” set forth therein) has not had a Viskase Material Adverse Effect. Enzon shall have received a certificate of an executive officer of Viskase to such effect, dated the Closing Date.

(b)            Performance of Obligations of Viskase. Viskase shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Enzon shall have received a certificate of an executive officer of Viskase to such effect, dated the Closing Date.

(c)            Senior Credit Facility. Viskase shall have delivered to Enzon proof reasonably satisfactory to Enzon that no event of default, acceleration or other demand for payment under the Viskase Credit Agreement shall occur as a result of the transactions contemplated by this Agreement, including the Merger.

Section 8.3           Additional Conditions to Obligations of Viskase. The obligations of Viskase to effect the Merger are subject to the satisfaction, or waiver by Viskase, at or prior to the Effective Time of the following additional conditions:

(a)           Representations and Warranties. (i) The representations and warranties of Enzon contained in Section 4.1(a), Section 4.2(a), Section 4.2(b), Section 4.2(e), Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d), Section 4.3(e), Section 4.14, Section 4.19 and Section 4.20 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the representations and warranties of Enzon contained in Section 4.6(b) shall be true and correct in all respects both when made and at and as of the Closing Date and (iii) all other representations and warranties of Enzon set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Enzon Material Adverse Effect” set forth therein) has not had an Enzon Material Adverse Effect. Viskase shall have received a certificate of an executive officer of Enzon to such effect, dated the Closing Date.

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(b)            Performance of Obligations of Enzon. Enzon shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. Viskase shall have received a certificate of an executive officer of Enzon to such effect, dated the Closing Date.

(c)            Series C Preferred Actions. Each of (i) the IEH Share Exchange and (ii) the Series C Exchange Offer shall have been consummated and effective.

(d)            Reverse Stock Split. The Reverse Stock Split shall have been consummated and effective.

(e)            Dissenting Viskase Shareholders. The period during which holders of Viskase Common Stock can exercise their dissenters’ rights pursuant to Section 262 of the DGCL shall have expired, and the holders of Viskase Common Stock representing not more than three percent (3%) of the issued and outstanding Viskase Common Stock shall have exercised (and not subsequently withdrawn or waived) such rights.

(f)            Minimum Cash Condition. At the Closing, Enzon shall have Cash on Hand of an amount that is equal to or greater than (i) $43,045,000, plus (ii) the aggregate Liquidation Preference of the shares of Enzon Series C Preferred Stock Beneficially Owned by any non-IEH Party (for the avoidance of doubt, excluding any shares of Enzon Series C Preferred Stock exchanged for Enzon Common Stock pursuant to the Series C Exchange Offer), minus (iii) the IEH Exchange Adjustment (as defined in the IEH Support Agreement) (the “Minimum Cash Condition”).

Section 8.4           Frustration of Conditions. None of Viskase, Enzon or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s willful and material breach of any provision of this Agreement (it being understood that Enzon and Merger Sub shall be deemed a single party for purposes of this Section 8.4).

Article IX
Termination

Section 9.1           Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (except as provided below, whether before or after the Viskase Stockholder Approval or the Enzon Stockholder Approval has been obtained) only as follows:

(a)            By mutual written consent of Enzon and Viskase;

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(b)           By either Viskase or Enzon if the Effective Time shall not have occurred on or before 11:59 p.m., Eastern Time on December 31, 2025 (as such date may be extended in accordance with this Section 9.1(b), the “Termination Date”); provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

(c)           By either Viskase or Enzon if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose material breach of any obligation under this Agreement has been the primary cause of the imposition of such Legal Restraint or the failure of such Legal Restraint to be resisted, resolved or lifted;

(d)           By Viskase, prior to receipt of the Enzon Stockholder Approval, if there shall have been an Enzon Adverse Recommendation Change;

(e)            By Enzon, prior to the receipt of the Enzon Stockholder Approval, if (i) the Board of Directors of Enzon or the Enzon Special Committee authorizes Enzon, subject to complying with the terms of Section 7.5(d), to enter into a definitive agreement providing for an Enzon Superior Proposal, (ii) Enzon, the Board of Directors of Enzon and the Enzon Special Committee shall not have beached in any material respect Section 7.5, (iii) concurrently with the termination of this Agreement, Enzon, subject to complying with the terms of Section 7.5(d), enters into a definitive agreement providing for an Enzon Superior Proposal and (iv) prior to or concurrently with such termination, Enzon pays to Viskase the Enzon Termination Fee pursuant to Section 9.2(c);

(f)            By Viskase, if Enzon shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Enzon shall have become untrue, in either case such that any condition set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Viskase to Enzon and (B) the Termination Date; provided that Viskase shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if Viskase is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Viskase shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.3(a) or Section 8.3(b);

(g)           By Enzon, if Viskase shall have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Viskase shall have become untrue, in either case such that any condition set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied and (i) such breach is not reasonably capable of being cured prior to the Termination Date or (ii) if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the earlier of (A) 30 days following written notice of such breach from Enzon to Viskase and (B) the Termination Date; provided that Enzon shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if Enzon is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of Enzon shall have become untrue, in either case so as to result in the failure of any condition set forth in Section 8.2(a) or Section 8.2(b); or

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(h)            By Enzon, if the Viskase Stockholder Approval shall not have been delivered to Viskase by the Written Consent Delivery Time.

(i)            The party seeking to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other party in accordance with Section 10.7, specifying the provision of this Agreement pursuant to which such termination is effected and the basis for such termination, described in reasonable detail.

Section 9.2           Effect of Termination. (a) In the event of termination of this Agreement by either Viskase or Enzon as provided in Section 9.1, this Agreement shall terminate and there shall be no liability or obligation on the part of either party to the other or any of such other party’s Subsidiaries or any of their respective Representatives (except that the Confidentiality Agreement, this Section 9.2 and Article X shall survive any such termination); provided that, in the event that any Enzon Termination Fee becomes due and payable to Viskase in accordance with this Agreement, the payment of such fee and any applicable expenses shall be the sole and exclusive remedy of Viskase, its Subsidiaries or any of their respective Representatives, on the one hand, against Enzon or any of its Subsidiaries or any of their respective Representatives, on the other hand, for (i) any loss, liability or damages suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions or other losses arising out of or relating to this Agreement or any breach, termination or failure of or under this Agreement; provided further that, notwithstanding anything in this Agreement to the contrary, termination of this Agreement shall not relieve any party from any liability or damages incurred or suffered by the other party to the extent such liability or damages were the result of or arise out of fraud or any Intentional Breach of any covenant or agreement in this Agreement occurring prior to such termination (in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity).

(b)            If (i) Viskase shall terminate this Agreement pursuant to Section 9.1(d) (Enzon Adverse Recommendation Change) or (ii) Enzon shall terminate this Agreement pursuant to Section 9.1(e) (Enzon Superior Proposal Termination), then Enzon shall pay to Viskase, not later than two (2) Business Days following such termination, an amount in cash equal to $1,000,000 (the “Enzon Termination Fee”).

(c)            If Enzon shall terminate this Agreement pursuant to Section 9.1(h) (failure of Written Consent Delivery Time), then Viskase shall pay to Enzon not later than two (2) Business Days following such termination an amount in cash equal to $1,000,000 (the “Viskase Termination Fee”).

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(d)            If (i) Viskase or Enzon shall terminate this Agreement pursuant to Section 9.1(b) (Termination Date), (ii) after the date of this Agreement, an Enzon Acquisition Proposal shall have been publicly disclosed or announced or shall have become publicly known (A) prior to the Termination Date (in the case of a termination pursuant to Section 9.1(b) (Termination Date)) or (B) prior to such termination (in the case of a termination pursuant to Section 9.1(f) (Enzon Breach) and (iii) (A) within 12 months following such termination (x) Enzon or any of its Subsidiaries enters into a definitive agreement with respect to an Enzon Acquisition Proposal and such Enzon Acquisition Proposal is subsequently consummated (whether during or after such 12-month period) or (y) any Enzon Acquisition Proposal is consummated or (B) within 12 months following such termination, any Person commences a tender offer or exchange offer in respect of an Enzon Acquisition Proposal that is thereafter consummated (whether during or after such 12-month period), then Enzon shall pay to Viskase, upon the earlier of the execution of the definitive agreement or consummation of the transaction, the Enzon Termination Fee.

(e)            All payments under this Section 9.2 by Enzon or Viskase shall be made by wire transfer of cash immediately available funds to an account designated in writing by the other party.

(f)            Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, the other party would not enter into this Agreement. If a party fails to pay promptly the amounts due pursuant to this Section 9.2, such party will also pay to the other party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment of such overdue amount, together with interest on the unpaid amount under this Section 9.2, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime rate quoted by The Wall Street Journal in effect on the date such payment was required to be made. For the avoidance of doubt, in no event shall a party be required to pay or cause to be paid the Enzon Termination Fee or the Viskase Termination Fee, as applicable, more than once. Each of the parties hereto acknowledges that the Enzon Termination Fee and the Viskase Termination Fee are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the applicable party in the circumstances in which such termination fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

Section 9.3           Amendment. This Agreement may be amended by the parties hereto, at any time before or after receipt of the Enzon Stockholder Approval or the Viskase Stockholder Approval, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders, without approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.4           Waiver. Any agreement on the part of a party hereto to any waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

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Article X
Miscellaneous

Section 10.1         Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms contemplate performance in whole or in part after the Effective Time.

Section 10.2         Disclosure Letters. The inclusion of any information in the Disclosure Letters accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Letter, that such information or any similar information is required to be listed in such Disclosure Letter or that such information or any similar information is material to any party or the conduct of the business of any party. Disclosure in any section of a Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement only to the extent that it is reasonably apparent from the content and context of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto.

Section 10.3         Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4         Governing Law: Jurisdiction: Specific Performance. (a) This Agreement shall be construed, performed and enforced in accordance with, and governed by, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, any state or federal court within the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the courts set forth in this paragraph and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Enzon and Viskase agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 10.7; provided, that nothing herein shall affect the right of any party to serve legal process in any other matter permitted by Law.

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(b)            EACH PARTY HEREBY ON BEHALF OF ITSELF AND ITS SUBSIDIARIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c)            The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed, or were threatened not to be performed, in accordance with their specific terms or were otherwise breached and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative, except, in each case, as may be limited by Section 9.2). Any requirements for the securing or posting of any bond in connection with or as a condition to obtaining any such remedy are waived. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any person at law or in equity.

Section 10.5         Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except (a) Enzon and Viskase shall each bear and pay one-half of the expenses incurred in connection with filing fees related to the Merger and this Agreement under the HSR Act, (b) Viskase shall bear and pay all expenses incurred in connection with any other applicable Antitrust Laws and (c) Viskase shall bear and pay all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes related to the Merger and this Agreement, and (d) as provided in Section 9.2.

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Section 10.6         Severability; Construction. (a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, all of the other provisions of this Agreement shall remain in full force and effect, with no effect on the validity or enforceability of such other provisions. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

(b)            The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

Section 10.7         Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by either party to the other party to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended or (c) sent by e-mail, provided that a hard copy is also sent in accordance with the delivery methods set forth in clause (a) or (b) of this Section 10.7:

If to Viskase:

Viskase Companies, Inc.

333 East Butterfield Road Suite 400

Lombard, IL 60148-5679

Attention : Timothy P. Feast, President & CEO

Email:  tim.feast@viskase.com

Copy to (such copy not to constitute notice):

Viskase Companies, Inc.

333 East Butterfield Road Suite 400

Lombard, IL 60148-5679

Attention : Joseph D. King

Senior Vice President, General Counsel and Secretary

Email:  joe.king@viskase.com

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Copy to (such copy not to constitute notice):

Troutman Pepper Locke LLP

875 Third Avenue

New York, NY 10022

Attention:  Steven Khadavi

Email: steven.khadavi@troutman.com

If to Enzon:

Enzon Pharmaceuticals, Inc.

20 Commerce Drive, Suite 135

Cranford, NJ 07016
E-mail: rlfeinsteincpa@enzon.com
Attention: Richard L. Feinstein

Copy to (such copy not to constitute notice):

Brownstein Hyatt Farber Schreck, LLP

675 15th Street, Suite 2900

Denver, CO 80202
E-mail:         aagron@bhfs.com
                        eleitch@bhfs.com
Attention:    Adam J. Agron
                        Evan J. Leitch

Copy to (such copy not to constitute notice):

Thompson Hine, LLP
300 Madison Avenue, 27th Floor

New York, NY 10017

E-mail:         Todd.Mason@ThompsonHine.com
Attention:    Todd E. Mason

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second (2nd) Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email. Copies to outside counsel are for convenience only.

Section 10.8         Entire Agreement. This Agreement and the exhibits and schedules hereto, the IEH Support Agreement, the Confidentiality Agreement, which, for the avoidance of doubt, shall survive the Closing or any termination of this Agreement, the Enzon Disclosure Letter and the Viskase Disclosure Letter contain the entire understanding among the parties hereto with respect to the matters contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such matters. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that the Enzon Disclosure Letter and the Viskase Disclosure Letter are not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement under Section 268 of the DGCL.

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Section 10.9         Third Party Beneficiaries. Except for, following the Effective Time, the rights to continued indemnification, advancement and insurance pursuant to Section 6.3 (of which in each case the Persons entitled to indemnification, advancement or insurance, as the case may be, are the intended beneficiaries), and the rights for former directors and officers of Enzon to consent to certain settlements, compromises and other arrangements regarding Enzon Transaction Litigation pursuant to Section 7.6, nothing in this Agreement is intended to confer, or does confer, any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns.

Section 10.10       Section and Paragraph Headings; Interpretation.

(a)            The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. A reference in this Agreement to “$” or “dollars” is to U.S. dollars. For purposes of determining the U.S. dollar equivalent of any amounts in a foreign currency, the parties shall use the applicable foreign exchange rate as published by The Wall Street Journal on the date hereof. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words imparting the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. Each reference to a “wholly owned Subsidiary” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee).

(b)            Where used with respect to information, the phrases “delivered,” “made available,” “provided to” and words of similar import means, when used in reference to anything made available by Enzon or any of its Subsidiaries (including Merger Sub) or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room maintained by or on behalf of Enzon or its Representatives for purposes of the transactions contemplated hereby, (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC or (iii) provided directly (including via email) to Viskase or its Representatives, in each case, in a manner that enables viewing of such materials by Viskase and its Representatives no later than 24 hours prior to the execution and delivery of this Agreement by all of the parties. Where used with respect to information, the phrases “delivered,” “made available,” “provided to” and words of similar import means, when used in reference to anything made available by Viskase, any of its Subsidiaries or any of their respective Representatives, in each case, shall be deemed to include anything (A) uploaded to the electronic data room maintained by or on behalf of Viskase or its Representatives for purposes of the transactions contemplated hereby, (B) publicly available on the OTC or (C) provided directly (including via email) to Enzon or its Representatives, in each case, in a manner that enables viewing of such materials by Enzon and its Representatives no later than 24 hours prior to the execution and delivery of this Agreement by all of the parties.

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Section 10.11         Counterparts. This Agreement may be executed in counterparts, (including by facsimile, “.pdf” files or other electronic transmission) each of which shall be deemed an original, but all of which when taken together shall constitute the same instrument.

Section 10.12         Definitions. As used in this Agreement:

“$” shall have the meaning set forth in Section 10.10.

“382 Rights Agreement” shall have the meaning set forth in Section 7.17.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement entered into by Enzon containing provisions (a) not less favorable to Enzon in any material respect than those set forth in the Confidentiality Agreement, (b) that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receives non-public information of or with respect to Enzon and its Subsidiaries to keep such information confidential; provided that, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and Representatives named therein) than those set forth in the Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement need not include a standstill provision), and (c) does not prohibit Enzon from providing any information to Viskase in accordance with, and otherwise complying with, this Agreement, including Section 7.5.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided, however, that with respect to (a) Viskase, “Affiliate” means any Person that is controlled, directly or indirectly, by Viskase, and (b) Enzon, “Affiliate” means any Person that is controlled, directly or indirectly, by Enzon. As used herein, the term “control” means: (i) the power to vote at least 10% of the voting power of a Person or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of such a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

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“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.K. Bribery Act 2010, the European Union Money Laundering Directives and member states’ implementing legislation, the UK Proceeds of Crime Act 2002, the U.S. Bank Secrecy Act, USA Patriot Act and other U.S. legislation relating to money laundering and proceeds of crime, 2000 Prohibition of Financing or Terrorism Law, 5765-2005 and Combating Criminal Organizations Law, 5763-2003.

“Antitrust Division” shall have the meaning set forth in Section 7.4(a).

“Antitrust Laws” shall have the meaning set forth in Section 7.4(a).

“Audited Financial Statements” shall have the meaning set forth in Section 3.5(c).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Base Amount” shall have the meaning set forth in Section 6.3(c).

“Benefit Plan” shall mean any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other compensation and employee benefits plans, policies, programs, agreements, or arrangements, and each other stock purchase, stock option, stock bonus, restricted stock, stock appreciation right, equity or similar equity-based plan, employee stock ownership, severance, vacation, sick leave, other paid time off, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, retirement, profit-sharing, pension, employee loan, health and welfare, retiree medical, Tax gross-up or Tax indemnification, fringe benefit, life or post-employment medical, life, or other insurance contracts, and other benefit plan, agreement, program, policy, commitment, or other arrangement, whether or not subject to ERISA (including any related award agreements and any related funding mechanism now in effect or required in the future). Notwithstanding the foregoing, a “Benefit Plan” shall not include a Multiemployer Plan or any plans, programs, or arrangements sponsored by any Governmental Entity and in which any current or former employees or other service providers participate.

“Board of Directors” shall mean the Board of Directors of any specified Person and any committees thereof.

“Book-Entry Share” shall mean a non-certificated share of Viskase Common Stock held by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Cancelled Shares” shall have the meaning set forth in Section 1.7(a).

“Cash on Hand” means all cash and cash equivalents of Enzon, in each case, determined in accordance with GAAP, and held in any account of Enzon, (i) excluding the amount of any issued but uncleared checks, wires, or drafts and any cash overdrafts and restricted cash, and (ii) including checks and drafts deposited for the account of Enzon or on hand at Enzon or available for deposit for the account of Enzon.

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“Certificate” shall mean a valid certificate which represents a share of Viskase Common Stock.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any written or oral agreement, memorandum of understanding or other contractual obligation between Enzon, Viskase, or any of their Subsidiaries and any labor union, works council, or similar labor organization or other authorized employee Representative representing current or former employees of Enzon, Viskase or any of their Subsidiaries.

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Consent Solicitation Statement” shall have the meaning set forth in Section 7.1(a).

“Contract” shall have the meaning set forth in Section 3.3(e).

“Delaware LLC Act” shall have the meaning set forth in the Recitals hereto.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Letters” shall mean the Enzon Disclosure Letter and the Viskase Disclosure Letter, collectively.

“Dissenting Viskase Shares” shall have the meaning set forth in Section 2.9(a).

“dollars” shall have the meaning set forth in Section 10.10.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environmental Laws” shall mean all Laws in effect as of the date of this Agreement relating to (i) the protection, investigation or restoration of the environment, health and safety or natural resources, (ii) the protection of human health and safety (as it relates to exposure to Hazardous Materials), (iii) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of, or exposure to, any hazardous, harmful or deleterious substance, or (iv) noise, odor or other pollution, indoor air quality, employee exposure or the protection or restoration of wetlands.

“Enzon” shall have the meaning set forth in the Preamble hereto.

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“Enzon Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Viskase and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Enzon and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of Enzon or any committee thereof), or assets comprising 20% or more of the consolidated revenues or EBITDA of Enzon and its Subsidiaries, including in any such case through the acquisition of one or more Subsidiaries of Enzon owning such assets, (ii) acquisition of Enzon Common Stock representing 20% or more of the aggregate equity or voting power of Enzon, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning Enzon Common Stock representing 20% or more of the aggregate equity or voting power of Enzon or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Enzon pursuant to which such Person or group (or the shareholders of any Person) would acquire, directly or indirectly, 20% or more of the aggregate equity or voting power of Enzon or of the surviving entity in a merger involving Enzon or the resulting direct or indirect parent of Enzon or such surviving entity. For the avoidance of doubt, the transactions contemplated hereby shall not be deemed an Enzon Acquisition Proposal.

“Enzon Additional Contract” shall have the meaning set forth in Section 4.16(b).

“Enzon Adverse Recommendation Change” shall have the meaning set forth in Section 7.5(d).

“Enzon Balance Sheet Date” shall have the meaning set forth in Section 4.6(a).

“Enzon Capitalization Date” shall have the meaning set forth in Section 4.2(a).

“Enzon Common Stock” shall mean common stock of Enzon, par value $0.01 per share.

“Enzon Disclosure Letter” shall mean the disclosure schedule delivered by Enzon on the date hereof.

“Enzon Environmental Permits” shall have the meaning set forth in Section 4.12.

“Enzon Intervening Event” shall mean any event, change, circumstance, effect, development or state of facts that is material to Enzon and its Subsidiaries, taken as a whole, that (i) first becomes known after the date of this Agreement and prior to the Enzon Stockholder Approval and (ii) was not known by or reasonably foreseeable to the Board of Directors of Enzon or the Enzon Special Committee as of the date of this Agreement; provided, however, that in no event shall any of the following events, changes, circumstances, effects, developments or states of fact be taken into account in determining whether an Enzon Intervening Event has occurred: (A) the receipt, existence or terms of an Enzon Acquisition Proposal or any matter relating thereto or direct or indirect consequence thereof, (B) the fact that, in and of itself, Enzon or any of its Subsidiaries exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, an Enzon Intervening Event to the extent not otherwise excluded hereunder), or (C) any change, in and of itself, in the market price or trading volume of Enzon’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, an Enzon Intervening Event to the extent not otherwise excluded hereunder).

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“Enzon Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, results of operations, assets or financial condition of Enzon and its Subsidiaries, taken as a whole or (ii) materially delay, impede or prevent the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of subclause (i), Enzon Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (B) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Enzon or its Subsidiaries operate, (C) any change after the date hereof in applicable Law, regulation, GAAP or accounting standards (or authoritative interpretation of any of the foregoing), (D) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Enzon or its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (E) pandemics, epidemics, COVID-19, acts of war (whether or not declared), armed hostilities, sabotage, terrorism or cyber-attack, or any escalation or worsening of any acts of war, armed hostilities, sabotage, terrorism or cyber-attack threatened or underway as of the date of this Agreement (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (F) earthquakes, hurricanes, floods, or other natural disasters or other weather-related or force majeure events, (G) any failure, in and of itself, by Enzon to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (H) any change in the market price or trading volume of Enzon’s securities or downgrade in Enzon’s credit rating, (I) tariffs, trade wars or similar matters, (J) any demands, litigation or similar actions brought by stockholders of Enzon in connection with this Agreement and the transactions contemplated hereby or (K) the taking of any specific action expressly required by this Agreement or taken with Viskase’s written consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Viskase declined to consent; except, in each case, with respect to the exceptions set forth in (A), (B), (C) or (E), to the extent materially disproportionately affecting Enzon and its Subsidiaries, taken as a whole, relative to other similarly situated Persons in the industries in which Enzon operates, then the incremental material disproportionate impact of such event, change, circumstance, effect, development or state of facts shall be taken into account for the purpose of determining whether a Enzon Material Adverse Effect has occurred.

“Enzon Material Contract” shall have the meaning set forth in Section 4.16(a).

“Enzon Organizational Documents” shall mean Enzon’s Amended and Restated Certificate of Corporation and Amended and Restated Bylaws, together with all amendments thereto.

“Enzon Permit” shall have the meaning set forth in Section 4.8(a).

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“Enzon Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Enzon Recommendation” shall have the meaning set forth in the Recitals hereto.

“Enzon SEC Documents” shall have the meaning set forth in Section 4.5(a).

“Enzon Series C Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Enzon Special Committee” shall have the meaning set forth in the Recitals hereto.

“Enzon Special Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Enzon Stockholder Approval” shall have the meaning set forth in Section 4.3(e).

“Enzon Superior Proposal” shall mean any bona fide unsolicited written Enzon Acquisition Proposal that the Board of Directors of Enzon and the Enzon Special Committee have determined in their good faith judgment, after consultation with their outside legal counsel and financial advisor, (i) would be more favorable to Enzon’s stockholders from a financial point of view than the transactions contemplated hereby (taking into account any amendment or modification proposed by Viskase pursuant to Section 7.5(d)) and (ii) is reasonably likely to be completed in accordance with its terms, taking into account all terms and conditions of such proposal and the legal, regulatory, financial (including financing terms), timing and other aspects of such proposal (including certainty of closing) and of this Agreement; provided that for purposes of the definition of “Enzon Superior Proposal”, the references to “20%” in the definition of Enzon Acquisition Proposal shall be deemed to be references to “50%”.

“Enzon Superior Proposal Termination” shall have the meaning set forth in Section 7.5(d).

“Enzon Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Enzon Transaction Litigation” shall have the meaning set forth in Section 7.6.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included any other entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as such other entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall have the meaning set forth in Section 4.4.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

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“Exchange Ratio” means the number of shares of Enzon Common Stock equal to (i) the Viskase Closing Share Number, divided by (ii) the number of issued and outstanding shares of Viskase Common Stock issued and outstanding as of immediately prior to the Effective Time (including Dissenting Viskase Shares but excluding Cancelled Shares).

“Export Control Laws” means (i) economic or financial sanctions or trade embargoes imposed, administered, or enforced by applicable Governmental Entities (“Sanctions”), including those administered by the United States government through the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) or the United States Department of State, the United Nations Security Council, the European Union or its Member States, or the United Kingdom, (ii) applicable trade, export control, import, and anti-boycott laws and regulations imposed, administered, or enforced by the United States government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 1706), the Export Controls Act of 2018 (22 U.S.C. §2751 et seq.), the Export Control Reform Act of 2018, Section 999 of the Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), (iii) applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the United Kingdom, including the Export Control Act 2002 and the Export Control Order 2008 (each as amended), and (iv) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country in which either Viskase or Enzon or either of their respective Subsidiaries conduct their business.

“Financial Statements Delivery Date” shall have the meaning set forth in Section 5.2(a).

“Former Enzon Group” shall mean the consolidated group (for U.S. federal income tax purposes) for taxable periods ending before January 1, 2006, that includes Enzon and Viskase and of which Enzon was the common parent.

“FTC” shall have the meaning set forth in Section 7.4(a).

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body or arbitral body or arbitrator.

“Hazardous Materials” shall mean any petroleum or petroleum products, radioactive materials, asbestos and asbestos-containing materials, polychlorinated biphenyls and hazardous or toxic substances and any other substance, material or waste that is regulated, characterized or otherwise classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant” or words of similar meaning and regulatory effect pursuant to any Environmental Law;

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Icahn Related Parties” shall mean the Persons listed on Section 10.12(b) of the Viskase Disclosure Letter.

“IEH” shall have the meaning set forth in the Recitals hereto.

“IEH Share Exchange” shall have the meaning set forth in the Recitals hereto.

“IEH Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Indemnified Parties” shall have the meaning set forth in Section 6.3(a).

“Information Technology” means computers, hardware, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, reference and resource materials.

“Insurance Policies” shall have the meaning set forth in Section 3.17.

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including rights in (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/as, Internet domain names, social media account identifiers, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (iii) trade secrets and related confidential and proprietary know-how (including all confidential and proprietary ideas, concepts, research and development, plans, proposals and processes), schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists, supplier lists, inventions, discoveries and improvements thereto, whether patentable or not, and all other confidential information and proprietary information (“Trade Secrets”); (iv) published and unpublished copyrightable works of authorship in any media (including software, source code, object code, algorithms, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and all derivative, compilation and ancillary rights of every kind, related to copyrights; and (v) moral rights and rights of publicity.

“Intended Tax Treatment” shall have the meaning set forth in the Recitals hereto.

“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“IRS” shall mean the United States Internal Revenue Service.

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“Knowledge” shall mean, (i) with respect to Viskase, the actual knowledge of the individuals listed on Section 10.12(a) of the Viskase Disclosure Letter, or (ii) with respect to Enzon, the actual knowledge of the individuals listed on Section 10.12(a) of the Enzon Disclosure Letter.

“Law” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, Order or agency requirement of any Governmental Entity.

“Legal Restraint” shall have the meaning set forth in Section 8.1(c).

“Letter of Transmittal” shall have the meaning set forth in Section 2.2(a).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, title defect, lien (statutory or other), conditional sale agreement, claim, charge, adverse right, prior assignment, hypothecation, limitation or restriction.

“Liquidation Preference” shall have the meaning given to it in the Certificate of Designation of Series C Non-Convertible Redeemable Preferred Stock of Enzon, which, for the avoidance of doubt, includes accrued and unpaid dividends on the Enzon Series C Preferred Stock.

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Merger Sub Common Stock” shall mean common stock of Merger Sub, par value $0.01 per share.

“Merger Sub Recommendation” shall have the meaning set forth in the Recitals hereto.

“Merger Sub Stockholder Approval” shall have the meaning set forth in Section 4.3(e).

“Minimum Cash Condition” shall have the meaning set forth in Section 8.3(f).

“Most Recent Viskase Balance Sheet” shall have the meaning set forth in Section 3.5(c).

“Multiemployer Plan” shall have the meaning set forth in Section 3.10(c).

“Order” shall have the meaning set forth in Section 3.7.

“OTC” shall have the meaning set forth in Section 2.5.

“PCAOB Financial Statements” shall have the meaning set forth in Section 5.2(a).

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“Permitted Liens” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the balance sheet of the applicable Person, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business, (iii) non-monetary Liens that would be disclosed on title policies, title commitments and/or surveys, provided that the same do not materially interfere with the business of Enzon or its Subsidiaries or Viskase or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (iv) Liens arising out of pledges or deposits under worker’s compensation Laws, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (v) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (vi) deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (vii) easements, rights of way, zoning ordinances, variances, any set of facts that would be disclosed by an accurate up-to-date survey and other similar encumbrances affecting a Person’s properties, none of which materially interfere with the business of Enzon or its Subsidiaries or Viskase or its Subsidiaries, as applicable, or the operation of the property as presently conducted to which they apply, (viii) non-exclusive licenses of Intellectual Property rights granted in the ordinary course of business, and (ix) Liens not created by any of Enzon or Viskase (or their Subsidiaries) that affect the underlying fee interest of any leased real property of Enzon or Viskase (or their Subsidiaries).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, other entity or group (as defined in the Exchange Act).

“Personal Data” means any data or information in any media that can be used on its own or with other information to identify, contact or locate an individual, including any such other data or information that constitutes personal data or personal information under any applicable Law or Viskase’s or Enzon’s or any of their Subsidiaries’, as applicable, published privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that can be used on its own or with other information to identify, contact or locate an individual).

“Proceeding” shall have the meaning set forth in Section 3.7.

“Proposed Enzon Action” shall have the meaning set forth in the Recitals hereto.

“Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Registration Statement/Consent Solicitation Statement” shall have the meaning set forth in Section 7.1(a).

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“Representative” shall mean, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Required Consents” shall have the meaning set forth in Section 7.3.

“Required Financial Statements” shall have the meaning set forth in Section 5.2(a).

“Reverse Stock Split” shall have the meaning set forth in the Recitals hereto.

“Sarbanes-Oxley Act” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” shall have the meaning set forth in Section 3.4.

“Series C Exchange Offer” shall have the meaning set forth in Section 7.10.

“Subsidiary” shall mean, when used with respect to any Person, (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which a majority of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surviving Company” shall have the meaning set forth in Section 1.1.

“Surviving Company Conversion” shall have the meaning set forth in Section 1.1.

“Takeover Law” shall have the meaning set forth in Section 3.14(b).

“Tax” or “Taxes” shall mean all taxes, or imposts, levies or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information filed or required to be filed with a Governmental Entity in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.

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“Termination Date” shall have the meaning set forth in Section 9.1(b).

“the other party” shall mean, with respect to Viskase, Enzon and shall mean, with respect to Enzon, Viskase.

“Total Closing Share Number” means the number equal to (i) the number of shares of Enzon Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Reverse Stock Split, the IEH Share Exchange and the shares of Enzon Common Stock issued pursuant to the Series C Exchange Offer), divided by (ii) 0.1590.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” shall mean with respect to Enzon Common Stock, a day on which shares of Enzon Common Stock are traded on OTC.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.5(c).

“Viskase” shall have the meaning set forth in the Preamble hereto.

“Viskase Additional Contract” shall have the meaning set forth in Section 3.16(b).

“Viskase Balance Sheet Date” shall mean March 31, 2025.

“Viskase Capitalization Date” shall have the meaning set forth in Section 3.2(a).

“Viskase Closing Share Number” means the number of shares of Enzon Common Stock equal to (i) the Total Closing Share Number, minus (ii) the number of shares of Enzon Common Stock issued and outstanding as of immediately prior to the Effective Time (after giving effect to the Reverse Stock Split, the IEH Share Exchange and the shares of Enzon Common Stock issued pursuant to the Series C Exchange Offer), plus (iii) if there is an IEH Exchange Adjustment (as defined in the IEH Support Agreement) under the IEH Support Agreement, a number of shares of Enzon Common Stock (after giving effect to the Reverse Stock Split) equal to (A) the IEH Exchange Adjustment (as defined in the IEH Support Agreement), divided by (B) the Enzon 20-Day VWAP (as defined in the IEH Support Agreement).

“Viskase Common Stock” shall mean common stock of Viskase, par value $0.01 per share.

“Viskase Credit Agreement” shall mean that certain Credit Agreement, dated October 9, 2020, by and among Viskase, Bank of America, N.A., and other lenders, as amended by the First Amendment, dated August 13, 2021, as further amended by the Second Amendment, dated August 10, 2022, and as further amended by the Limited Waiver and Third Amendment to Credit Agreement, dated February 14, 2025.

“Viskase Disclosure Letter” shall mean the disclosure schedule delivered by Viskase on the date hereof.

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“Viskase Environmental Permits” shall have the meaning set forth in Section 3.12.

“Viskase Financial Statements” shall have the meaning set forth in Section 3.5(c).

“Viskase Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, results of operations, assets or financial condition of Viskase and its Subsidiaries, taken as a whole, or (ii) materially delay, impede or prevent the transactions contemplated hereby on or before the Termination Date; provided, however, that for purposes of subclause (i), Viskase Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts to the extent it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, (B) changes or conditions generally affecting the industries, businesses, or segments thereof, in which Viskase or its Subsidiaries operate, (C) any change after the date hereof in applicable Law, regulation, GAAP or accounting standards (or authoritative interpretation of any of the foregoing), (D) the announcement of this Agreement or the transactions contemplated hereby or the terms hereof or the consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships of Viskase or its Subsidiaries with customers, suppliers, distributors, partners, officers or employees, (E) pandemics, epidemics, COVID-19, acts of war (whether or not declared), armed hostilities, sabotage, terrorism or cyber-attack, or any escalation or worsening of any acts of war, armed hostilities, sabotage, terrorism or cyber-attack threatened or underway as of the date of this Agreement (including requirements for business closures, restrictions on operations or “sheltering-in-place”), (F) earthquakes, hurricanes, floods, or other natural disasters or other weather-related or force majeure events, (G) any failure, in and of itself, by Viskase to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, (H) any change in the market price or trading volume of Viskase’s securities or downgrade in Viskase’s credit rating, (I) tariffs, trade wars or similar matters, (J) any demands, litigation or similar actions brought by stockholders of Viskase in connection with this Agreement and the transactions contemplated hereby or (K) the taking of any specific action expressly required by this Agreement or taken with Enzon’s written consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Enzon declined to consent; except, in each case, with respect to the exceptions set forth in (A), (B), (C) or (E), to the extent materially disproportionately affecting Viskase and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Viskase operates, then the incremental material disproportionate impact of such event, change, circumstance, effect, development or state of facts shall be taken into account for the purpose of determining whether a Viskase Material Adverse Effect has occurred.

“Viskase Material Contract” shall have the meaning set forth in Section 3.16(a).

“Viskase Organizational Documents” shall mean Viskase’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, together with all amendments thereto.

“Viskase OTC Documents” shall have the meaning set forth in Section 3.5(a).

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“Viskase Permit” shall have the meaning set forth in Section 3.8(a).

“Viskase Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Viskase Recommendation” shall have the meaning set forth in the Recitals hereto.

“Viskase Special Committee” shall have the meaning set forth in the Recitals hereto.

“Viskase Special Committee Recommendation” shall have the meaning set forth in the Recitals hereto.

“Viskase Stockholder Approval” shall have the meaning set forth in Section 3.3(d).

“Viskase Termination Fee” shall have the meaning set forth in Section 9.2(c).

“Viskase Transaction Litigation” shall have the meaning set forth in Section 7.6.

“wholly owned Subsidiary” shall have the meaning set forth in Section 10.10.

“Written Consent Delivery Time” shall have the meaning set forth in Section 7.1(d).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Enzon Pharmaceuticals, Inc.

By	/s/ Richard L. Feinstein
	Name:	Richard L. Feinstein
	Title:	Chief Executive Officer, Chief Financial Officer and Secretary

Viskase Companies, Inc.

By	/s/ Carolyn Zhang
	Name:	Carolyn Zhang
	Title:	Vice President & Chief Financial Officer

EPSC Acquisition Corp.

By	/s/ Richard L. Feinstein
	Name:	Richard L. Feinstein
	Title:	Chief Executive Officer, Chief Financial Officer and Secretary

Signature Page To The Merger Agreement

Index of Defined Terms

Term	Section
$10.10
382 Rights Agreement	7.17
Agreement	Preamble
Antitrust Division	7.4(a)
Antitrust Laws	7.4(a)
Audited Financial Statements	3.5(c)
Bankruptcy and Equity Exception	3.3(a)
Base Amount	6.3(c)
Cancelled Shares	1.7(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Confidentiality Agreement	7.2
Consent Solicitation Statement	7.1(a)
Contract	3.3(e)
Delaware LLC Act	Recitals
DGCL	Recitals
Dissenting Viskase Shares	2.9(a)
dollars	10.10
Effective Time	1.3
Enzon	Preamble
Enzon Additional Contract	4.16(b)
Enzon Adverse Recommendation Change	7.5(d)
Enzon Balance Sheet Date	4.6(a)
Enzon Capitalization Date	4.2(a)
Enzon Environmental Permits	4.12
Enzon Material Contract	4.16(a)
Enzon Permit	4.8(a)
Enzon Preferred Stock	4.2(a)
Enzon Recommendation	Recitals
Enzon SEC Documents	4.5(a)
Enzon Series C Preferred Stock	4.2(a)
Enzon Special Committee	Recitals
Enzon Special Committee Recommendation	Recitals
Enzon Stockholder Approval	4.3(e)
Enzon Superior Proposal Termination	7.5(d)
Enzon Termination Fee	9.2(b)
Enzon Transaction Litigation	7.6
Exchange Act	4.4
Exchange Agent	2.1
Exchange Fund	2.1
Financial Statements Delivery Date	5.2(a)
FTC	7.4(a)
IEH	Recitals
IEH Share Exchange	Recitals
IEH Support Agreement	Recitals

Indemnified Parties	6.3(a)
Insurance Policies	3.17
Intended Tax Treatment	Recitals
Legal Restraint	8.1(c)
Letter of Transmittal	2.2(a)
Merger	Recitals
Merger Consideration	1.7(a)
Merger Sub	Preamble
Merger Sub Recommendation	Recitals
Merger Sub Stockholder Approval	4.3(e)
Minimum Cash Condition	8.3(f)
Most Recent Viskase Balance Sheet	3.5(c)
Multiemployer Plan	3.10(c)
Order	3.7
OTC	2.5
PCAOB Financial Statements	5.2(a)
Proceeding	3.7
Proposed Enzon Action	Recitals
Registration Statement	7.1(a)
Registration Statement/Consent Solicitation Statement	7.1(a)
Required Consents	7.3
Required Financial Statements	5.2(a)
Reverse Stock Split	Recitals
Secretary of State	1.3
Securities Act	3.4
Series C Exchange Offer	7.10
Surviving Company	1.1
Surviving Company Conversion	1.1
Takeover Law	3.14(b)
Termination Date	9.1(b)
Unaudited Financial Statements	3.5(c)
Viskase	Preamble
Viskase Additional Contract	3.16(b)
Viskase Capitalization Date	3.2(a)
Viskase Environmental Permits	3.12
Viskase Financial Statements	3.5(c)
Viskase Material Contract	3.16(a)
Viskase OTC Documents	3.5(a)
Viskase Permit	3.8
Viskase Preferred Stock	3.2(a)
Viskase Recommendation	Recitals
Viskase Special Committee	Recitals
Viskase Special Committee Recommendation	Recitals
Viskase Stockholder Approval	3.3(d)
Viskase Termination Fee	9.2(c)
Viskase Transaction Litigation	7.6
wholly owned Subsidiary	10.10
Written Consent Delivery Time	7.1(d)

EXHIBIT A

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Enzon

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Enzon Pharmaceuticals, Inc.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Enzon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The present name of the Corporation is Enzon Pharmaceuticals, Inc.

SECOND: The name under which the corporation was originally incorporated is Enzon, Inc. and the date of the filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is May 11, 1983 (as so amended, the “Certificate of Incorporation”).

THIRD: The Certificate of Incorporation is hereby amended by deleting ARTICLE FIRST in its entirety and inserting the following in lieu thereof:

“FIRST: The present name of the corporation (hereinafter called the "Corporation") is Viskase Holdings, Inc.”

FOURTH: The Certificate of Incorporation is hereby amended by adding the following as a new clause (C) to Section 4 of ARTICLE FOURTH:

“(C) Effective [date and time] (the “Effective Time”), each [  ]1 shares of the Corporation’s Common Stock that are issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or respective holders thereof, be reclassified and combined into one (1) share of Common Stock (the “Reverse Split”). If, upon aggregating all of the shares of Common Stock held by a holder of Common Stock immediately following the Reverse Split such holder would otherwise be entitled to a fractional share of Common Stock, the Corporation shall pay in cash (without interest) to each such holder an amount equal to such fraction multiplied by the closing price of the Common Stock on the OTCQX, or such other market or exchange as such shares of Common Stock may then be traded, on the last trading day immediately preceding the Effective Time (with such closing price proportionately adjusted to give effect to the Reverse Split).

1         [Shall be a number equal to or greater than two (2) and equal to or less than one hundred (100) (it being understood that any number within such range shall, together with the remaining provisions of this Certificate of Amendment not appearing in brackets, constitute a separate amendment being approved and adopted by the Board of Directors and stockholders in accordance with Section 242 of the Delaware General Corporation Law with each such form of the Certificate of Amendment (other than the Certificate of Amendment, if any, that is filed with the Secretary of State of the State of Delaware containing the ratio approved by the Board of Directors) to be abandoned immediately prior to the filing of the Certificate of Amendment).]

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, shall, from and after the Effective time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified, as well as the right to receive cash in in lieu of fractional shares of Common Stock to which such holder may be entitled; provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified, as well as the right to receive cash in lieu of fractional shares of Common Stock to which such holder may be entitled.”

FIFTH: Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Certificate of Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

SIXTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SEVENTH: That this Certificate of Amendment shall become effective immediately upon filing.

In Witness Whereof, Enzon Pharmaceuticals, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this [●] day of [●], [●].

Enzon Pharmaceuticals, Inc.

By:
Name:
Title:

EXHIBIT B

IEH Support Agreement

[intentionally omitted]

EXHIBIT C

Amended and Restated Certificate of Incorporation of the Surviving Company

Amended & restated

CERTIFICATE OF INCORPORATION

OF

VISKASE COMPANIES, Inc.

1.	The name of the corporation is: Viskase Companies, Inc. (the “Corporation”).

2.	The address of the registered office in the State of Delaware is: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The name of the registered agent at such address is: United States Corporation Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 10,000 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.	To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Amended and Restated Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

*     *     *

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, the ___ day of ________, 2025

By:
Name:
Title: Authorized Person

EXHIBIT D

Post-Conversion Certificate of Formation and Limited Liability Company Agreement of the Surviving Company

LIMITED LIABILITY COMPANY AGREEMENT
OF
VISKASE COMPANIES, LLC

This Limited Liability Company Agreement (this “Agreement”) of Viskase Companies, LLC, a Delaware limited liability company (the “Company”), is entered into by Enzon Pharmaceuticals, Inc., a Delaware corporation, as its sole member (the “Member”), effective as of [DATE].

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) and any successor statute, as amended from time to time (the “Act”), pursuant to the Certificate of Formation (the “Certificate”) of the Company filed on [DATE], with the Secretary of State of the State of Delaware in accordance with the Act.

NOW, THEREFORE, the Member hereby adopts this Agreement to set forth the terms and conditions by which the Company will be governed from and after the date hereof:

1.            Formation. The Company was formed and established as a Delaware limited liability company by the filing of the Certificate, pursuant to and in accordance with the Act, with the Secretary of State of the State of Delaware. The Member hereby agrees that its rights, duties and liabilities shall be as provided in the Act, except as otherwise provided herein.

2.            Name. The name of the limited liability company is Viskase Companies, LLC or such other name or names as the Majority Unitholders may designate from time to time.

3.            Purpose. The Company has been formed for the object and purpose of, and the nature of business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

4.            Registered Office. The address of the registered office of the Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Company may have such other offices as the Board may designate from time to time.

5.            Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is United States Corporation Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

6.            Term. The Company shall exist in perpetuity, unless earlier dissolved and its affairs wound up in accordance with this Agreement and/or the Act.

7.            Tax Status. The Company shall be treated as a disregarded entity for U.S. federal income tax purposes and, to the extent applicable, for state and local income tax purposes.

8.            Income and Deductions. All items of income, gain, loss, deduction, and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction, and credit of each Member.

9.            Member. The Member’s initial percentage ownership interest in the Company (the “Membership Interests”) shall be one hundred percent (100%). Membership Interests shall not have a stated value, certificates shall not be issued evidencing Membership Interests and Membership Interests shall not have any right to distributions unless the Board shall have declared such a distribution out of funds lawfully available therefor. The Company may issue additional Membership Interests upon the approval of the Board and the Majority Unitholders.

10.          Management of the Company.

(a)          A board of managers of the Company (the "Board") is hereby established and shall be comprised of natural Persons (each such Person, a "Manager") who shall be appointed by Members representing a majority of the outstanding Membership Interests (the “Majority Unitholders”) and constitute the "managers" (as that term is defined in the Delaware Act) of the Company. The business and affairs of the Company shall be managed, operated, and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority, and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement. A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Majority Unitholders. A Manager may resign at any time from the Board by delivering their written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board's acceptance of a resignation shall not be necessary to make it effective. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least 24 hours prior to each such meeting. A majority of the Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board. Any action required or permitted to be taken by the Board (or any committee of the Board) may be taken without a meeting if a written consent of a majority of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

11.          Officers.

(a)          The Board may, from time to time, designate one or more officers with such titles as may be designated by the Board to act in the name of the Company with such authority as may be delegated to such officers by the Board (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Board. Any action taken by an Officer designated by the Board pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her.

(b)          [FILER] is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2

12.          Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: the written consent of the Board and the Majority Unitholders, the retirement, resignation, incapacity or bankruptcy of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, or the entry of a decree of judicial dissolution under Section 18-802 of the Act.

13.         Distributions. Distributions shall be made to the Members at the times and in the aggregate amounts determined by the Board from time to time.

14.          Liability of the Members. Except to the extent required by the Act or other applicable law, the debts, obligations and liabilities of the Company whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and the Members shall not have any personal liability for any such debt, obligation or liability of the Company solely by reason of being a member or participating in the management of the Company. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for any liabilities of the Company.

15.          Exculpation. No Covered Person (as defined below) shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

16.          Indemnification. The Company shall, to the fullest extent permitted by the LLC Act, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto. The personal liability of the Managers is hereby eliminated to the fullest extent permitted by the LLC Act, as the same may be amended or supplemented. No amendment to or repeal of this Section 16 shall apply to or have any effect on the liability or alleged liabtility of any Manager for or with respect to any acts or omissions of such director occuring prior to such amendment.

17.          Assignments. Any Member may assign in whole or in part its limited liability company interest.

18.          Resignation. Any Member may resign from the Company.

19.         Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the approval of the Board and the Majority Unitholders.

20.          Amendment. This Agreement may be amended from time to time with the consent of the Majority Unitholders.

21.         Severability.    If any provision of this Agreement, or the application of a provision under any circumstances, is declared to be invalid, unlawful, or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

22.          Headings.    Headings in this Agreement are for convenience of reference only and shall not be used in any way to interpret or construe this Agreement.

23.          Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the conflict of laws principles thereof.

[Signature page follows]

3

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

MEMBER:

Enzon Pharmaceuticals, Inc.

By:
Name:
Title:

[Limited Liability Company Agreement of Viskase Companies, LLC]